CREDIT AGREEMENT
DATED AS OF NOVEMBER 13, 2013
by and among
NORTHSTAR HEALTHCARE INCOME
OPERATING PARTNERSHIP, LP,
AS THE BORROWER,
KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
AND
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,
KEYBANK NATIONAL ASSOCIATION,
AS THE AGENT,
AND
KEYBANC CAPITAL MARKETS,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is made as of November 13, 2013, by and among NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Runner.
R E C I T A L S
WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility to the Borrower; and
WHEREAS, the Agent and the Lenders are willing to provide such revolving credit facility to the Borrower on and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1	Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:
Additional Commitment Request Notice. See §2.11(a).
Additional Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.5 or Subsidiary of REIT which becomes a Guarantor pursuant to §7.17(b).
Adjusted MFFO. With respect to any period of determination, the sum of (a) MFFO for the applicable period, less (b) the amount equal to Capital Reserves for such period.
Adjusted Net Operating Income. On any date of determination with respect to any period, (a) for Mortgaged Properties that are not Seniors Housing Leased Assets, the sum of (i) Net Operating Income from such Mortgaged Properties that are Borrowing Base Assets for the most recent two fiscal quarters annualized (or other period specified in the definition of Net Operating Income), less (ii) the Capital Reserves for such period, or (b) for each Mortgaged Property that is a Seniors Housing Leased Asset, (i) the lesser of (A) the Net Operating Income from such Mortgaged Property that is a Borrowing Base Asset for the most recent two fiscal quarters annualized (or other period specified in the definition of Net Operating Income), and (B) the EBITDAR for such Mortgaged Property for the most recent two fiscal quarters annualized (or other period specified in the definition of EBITDAR) divided by 1.15, less (ii) the Capital Reserves for such period.
Advisor. NorthStar Healthcare Income Advisor, LLC, a Delaware limited liability company, or any successor advisor pursuant to §7.12(b).
Advisory Agreement. The Amended and Restated Advisory Agreement dated as of July 31, 2012, by and between Borrower, REIT, Northstar Realty Finance Corp., and the Advisor, or any replacement advisory agreement pursuant to §7.12(b).
Affected Lender. See §4.14.
Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty five percent (25%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty five percent (25%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by written notice to the Borrower and the Lenders.
Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by the Agent.
Aggregate Occupancy Rate. The quotient of (a) the aggregate blended rentable area for all of the Mortgaged Properties subject to Leases or other occupancy agreements (based for MOBs on Net Rentable Area, SNFs on number of beds, and ILFs, ALFs and MCCs on number of units) as to which (i) tenants or occupants are in occupancy of all of their respective leased premises (or bed or unit, as applicable), (ii) tenants or occupants are not in payment default for a period in excess of ninety (90) days beyond the due date or default of any of their other material obligations under their respective Lease or other occupancy agreement for a period in excess of thirty (30) days, (iii) are an arm’s length Lease or occupancy agreement entered into in the ordinary course of business with a party that is not an Affiliate of the REIT (unless such Lease is pursuant to a RIDEA structure or other structure approved by Agent) or the Advisor, and (iv) tenants, other occupants or any guarantor thereunder are not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, divided by (b) aggregate blended rentable area for all of the Mortgaged Properties (based for MOBs on Net Rentable Area, SNFs on number of beds, and ILFs, ALFs and MCCs on number of units), expressed as a percentage. For the purposes of this definition, a Lease of Mortgaged Property to a single Operator shall be disregarded, and instead the actual occupancy based on residents or other users shall be used to calculate the Aggregate Occupancy Rate.
Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.
Agreement Regarding Fees. See §4.2.
Applicable Margin. On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio (expressed as a percentage) of the Consolidated Total Indebtedness to the Consolidated Total Asset Value:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 55%	2.75%	1.75%
Pricing Level 2	Greater than 55% but less than or equal to 60%	3.00%	2.00%
Pricing Level 3	Greater than 60%	3.25%	2.25%

The initial Applicable Margin shall be at Pricing Level 1. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 3 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.
In the event that the Agent, REIT or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such different Applicable Margin were applicable for such Applicable Period, and either (i) in event that the Applicable Margin for such Applicable Period would have been higher based on such revised financial statements, the Borrower shall within five (5) Business Days of written demand thereof by the Agent pay to the Agent for the Lenders the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement, or (ii) in event that the Applicable Margin for such Applicable Period would have been lower based on such revised financial statements, the Lenders shall provide a credit against future interest to be due to Lenders in the amount of the excess interest paid by Borrower during the Applicable Period (provided that in no event shall the Lenders be obligated to refund any excess interest paid).
Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of REIT, the Borrower, any of their respective Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise reasonably acceptable to the Agent.
Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate obtained pursuant to this Agreement (which may be determined on a leased fee or fee simple basis as determined by Agent in its reasonable discretion); subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.
Arranger. KeyBanc Capital Markets or any successor.
Assignment and Acceptance Agreement. See §18.1.
Assignment of Documents. Collectively, each Collateral Assignment of Documents executed by the Borrower or a Subsidiary Guarantor, respectively, in favor of the Agent, such assignment to be in the form of Exhibit J attached hereto with such changes as Agent may require as a result of state law or factors relating to the applicable Borrowing Base Loan.
Assignment of Leases and Rents. Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor that is an owner of a Mortgaged Property to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of the Borrower or such Subsidiary Guarantor, as lessor with respect to all Leases of all or any part of each Mortgaged Property, each such assignment to be in the form of Exhibit K attached hereto, with such changes thereto as Agent may reasonably require as a result of state law or practice or type of asset.
ALF. Assisted living facility.
Authorized Officer. Any of the following Persons: the chief executive officer, president, general counsel, treasurer or chief financial officer of the Borrower or the REIT, as the context requires, and such other Persons as the Borrower shall designate in a written notice to the Agent.
Balance Sheet Date. September 30, 2013.
Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” and (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the lender acting as the Agent or any other lender on any extension of credit to any debtor. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
Base Rate Loans. Collectively, (a) the Revolving Credit Loans bearing interest calculated by reference to the Base Rate and (b) the Swing Loans.
Borrower. As defined in the preamble hereto.
Borrowing Base Assets. Collectively, the following to the extent included within the calculation of Borrowing Base Availability: (a) the Mortgaged Properties and (b) the Borrowing Base Loans.
Borrowing Base Appraised Value Limit. The Borrowing Base Appraised Value Limit for the Mortgaged Properties shall be the sum of the Appraised Values of each Borrowing Base Asset that is a Mortgaged Property multiplied by sixty-five percent (65%).
Borrowing Base Availability. The sum of:
(a) for Borrowing Base Assets that are not Seniors Housing Leased Assets, the lesser of (i) the Borrowing Base Appraised Value Limit of such Borrowing Base Assets that are Mortgaged Properties and (ii) the Debt Service Coverage Amount for such Mortgaged Properties; and
(b) for each Borrowing Base Asset that is a Seniors Housing Leased Asset, the lesser of (i) the Borrowing Base Appraised Value Limit of such Borrowing Base Asset that is a Mortgaged Property and (ii) the Debt Service Coverage Amount for such Mortgaged Property, and for all such Borrowing Base Assets that are Seniors Housing Leased Assets, the sum of the lesser of (i) and (ii) determined for each such Borrowing Base Asset; and
(c) for each Borrowing Base Loan, the lesser of (i) the Borrowing Base Mortgage Loan Amount for Borrowing Base Loans and (ii) the lowest principal amount necessary to cause the Debt Yield to be not less than nine percent (9%), and for all Borrowing Base Loans, the sum of the lesser of (i) and (ii) determined for each Borrowing Base Loan.
Borrowing Base Certificate. See §7.4(c).
Borrowing Base Loan. Each of the loans which has been approved by the Required Lenders and pledged to Agent as Collateral pursuant to the Assignment of Documents, and which is secured by a first priority mortgage loan on a Medical Property which constitutes Eligible Real Estate and satisfies the conditions of §7.20, and which such mortgage loans are made pursuant to the loan documents approved by Agent in its reasonable discretion.
Borrowing Base Loan Documents. Originals of all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, that are or may be executed (and acknowledged where applicable) and recorded and filed by a Collateral Borrower in connection with a Borrowing Base Loan, as the same may be amended or otherwise modified from time to time in accordance with this Agreement. Borrowing Base Loan Documents shall also include all agreements, permits, assurances and other instruments (such as permits and approvals) that may be delivered to Borrower by the Collateral Borrower pursuant to the Borrowing Base Loan Documents.
Borrowing Base Mortgage Loan Amount. With respect to any Borrowing Base Asset which is a Borrowing Base Loan, an amount equal to sixty‑five percent (65%) of the lesser of (a) the sum of (i) the Borrower’s or a Subsidiary Guarantor’s purchase price for any Borrowing Base Loan plus (ii) any principal amount advanced under such Borrowing Base Loan which has been disbursed but not yet released to the borrower thereunder (i.e., such funds are held in escrow or reserve) provided that all of such amount shall have been deposited with and pledged to Agent pursuant to a Cash Collateral Agreement or are held by a third party (such as a servicer) reasonably acceptable to Agent and the Borrower’s or applicable Guarantor’s right, title and interest with respect thereto have been pledged to Agent pursuant to the Assignment of Documents, and (b) the sum of (i) the outstanding principal balance of the Borrowing Base Loan (excluding any amounts disbursed but not yet released to the borrower thereunder) plus (ii) any principal amount advanced under such Borrowing Base Loan which has been disbursed but not yet released to the borrower thereunder (i.e., such funds are held in escrow or reserve) provided that all of such amount shall have been deposited with and pledged to Agent pursuant to a Cash Collateral Agreement or are held by a third party (such as a servicer) reasonably acceptable to Agent and the Borrower’s or applicable Guarantor’s right, title and interest with respect thereto have been pledged to Agent pursuant to the Assignment of Documents.
Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.
Building. With respect to each Borrowing Base Asset or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
Capital Reserve. For any period and with respect to any of the Borrowing Base Assets that are Mortgaged Properties for which the Borrower or a Subsidiary Guarantor is obligated by a Lease or any other agreement to make any capital expenditures (e.g., such Mortgaged Property is not one hundred percent (100%) leased pursuant to an absolute triple net lease), an amount equal to (a) the sum of (i) $300 per unit for ILFs, ALFs and MCCs, plus (ii) $500 per bed for SNFs, plus (ii) $0.50 multiplied by the Net Rentable Areas of the MOBs, multiplied by (b) the number of days in such period divided by three hundred sixty-five (365).
Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
Cash Collateral Agreement. A Cash Collateral Agreement, by and among the Borrower, the Subsidiary Guarantors, and the Agent, in its capacity as administrative agent and in its capacity as depository bank, such agreement to be in form and substance reasonably satisfactory to Agent.
Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A‑1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.
CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
(a)    any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of REIT greater than fifty percent (50%);
(b)     as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above (excluding, in the case of both clauses (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or
(c)    REIT or the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or
(d)    REIT fails to (i) be the sole general partner of Borrower (except as permitted by §7.17(b)), (ii) own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than the Lien of the Agent granted pursuant to the Loan Documents), at least fifty-one percent (51%) of the economic, voting and beneficial interest of the Borrower, or (iii) control the Borrower.
(e)    the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than the Lien of the Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor. For the avoidance of doubt, a transfer of interests in a Subsidiary Guarantor which would otherwise constitute a Change of Control shall not be a Change of Control if such transfer is made after or in connection with a transaction that results in the release of such Subsidiary Guarantor under §5.6; or
(f)    the Advisor shall fail to be the advisor of the Borrower.
Closing Date. The date of this Agreement.
CMS. The U.S. Centers for Medicare and Medicaid Services.
Code. The Internal Revenue Code of 1986, as amended.
Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests, security title, liens and mortgages created by the Security Documents.
Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.
Collateral Borrower. The borrower of a Borrowing Base Loan.
Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Commitment Increase. See §2.11(a).
Commitment Increase Date. See §2.11(a).
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
Compliance Certificate. See §7.4(c).
CON. A certificate of need or similar certificate, license or approval issued by the State Regulator for a Mortgaged Property that is a Borrowing Base Asset or the Real Estate securing a Borrowing Base Loan that is a Borrowing Base Asset.
Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such compensation, awards, damages, judgments and proceeds.
Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
Consolidated Fixed Charges. With respect to any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly-scheduled principal payments due and payable with respect to Indebtedness of REIT and its Subsidiaries during such period, other than any balloon, bullet, early repayment or similar principal payment which in each case repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.
Consolidated Interest Expense. With respect to any period, without duplication, (a) total Interest Expense (both expensed and capitalized) of REIT and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.
Consolidated Liquidity. As of any date of determination, the Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries determined on a Consolidated basis.
Consolidated Tangible Net Worth. As of any date of determination, for the REIT and its Subsidiaries on a Consolidated basis, an amount equal to (a) Shareholders’ Equity of the REIT and its Subsidiaries on that date plus (b) accumulated depreciation and amortization minus (c) to the extent reflected in determining Shareholders’ Equity (i) Intangible Assets and (ii) the amount of any write-up in the book value of any assets resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, all as determined in accordance with GAAP, plus (d) to the extent reflected in determining Shareholders' Equity, Intangible Liabilities.
Consolidated Total Asset Value. On a Consolidated basis for REIT and its Subsidiaries, the sum of (without duplication with respect to any Real Estate):
(a)    the Appraised Value of the Mortgaged Properties included in the calculation of the Borrowing Base Appraised Value Limit, as determined by Appraisals that are no more than twenty-four (24) months old; plus
(b)    the undepreciated book value determined in accordance with GAAP of Real Estate of REIT and its Subsidiaries (other than Development Properties); plus
(c)    the undepreciated book value determined in accordance with GAAP of all Development Properties owned by REIT and its Subsidiaries, plus
(d)    the lesser of (i) the purchase price and (ii) outstanding principal balance of all Mortgage Note Receivables of REIT and its Subsidiaries, plus
(e)    the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries as of the date of determination.
Consolidated Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Consolidated Total Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Consolidated Total Asset Value will be adjusted to include an amount equal to REIT or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Consolidated Total Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.
Consolidated Total Indebtedness. All Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.
Contribution Agreement. The Contribution Agreement dated as of even date herewith among the Borrower, REIT and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.
Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
Debt Service Coverage Amount. At any time determined by the Agent, an amount equal to the maximum principal loan amount amortized over a thirty (30) year period which, when bearing interest at a rate per annum equal to the greatest of (a) the then-current annual yield on seven (7) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.50%), (b) the highest interest rate being paid at the time of such determination hereunder and (c) six and one-half percent (6.5%) constant, would be payable by the monthly principal and interest payment amount resulting from dividing (y) Adjusted Net Operating Income from the Mortgaged Properties divided by 1.30, by (z) twelve (12). The determination of the Debt Service Coverage Amount and the components thereof by the Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error until such time as the Borrower delivers the Compliance Certificate for the quarter ending.
Debt Yield. With respect to each Borrowing Base Loan included in the calculation of the Borrowing Base Availability, the ratio of (a) total interest received on the individual Borrowing Base Loan divided by (b) the Borrowing Base Mortgage Loan Amount for such Borrowing Base Loan, and the Debt Yield for all such Borrowing Base Loans shall be the sum of such calculation of all such Borrowing Base Loans. In calculating Debt Yield, interest paid on an individual Borrowing Base Loan shall only be included to the extent that the Collateral Borrower thereunder is making such payments solely from rent generated from the property after payment of all ordinary operating expenses and capital expenditures for such property from such rent, and not from any cash infusions (whether from equity or debt) from the Collateral Borrower or any other Persons.
Default. See §12.1.
Default Rate. See §4.11.
Defaulted Loan. A Borrowing Base Loan with respect to which a material default (other than a payment default) occurs, under such Borrowing Base Loan or related Major Lease that continues unremedied for the applicable grace or cure period under the terms of such Borrowing Base Loan or related Major Lease, as applicable (or, if no grace period is specified, for thirty (30) days).
Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations hereunder, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.
Delinquent Loan. A Borrowing Base Loan for which any related loan payment or tenant lease payment under a Major Lease has not been received on or before the date thirty (30) days after the date on which such payment is due pursuant to the related Borrowing Base Note or Major Lease, as applicable, without regard to any grace period; provided, that a Delinquent Loan shall remain a Delinquent Loan until the related Collateral Borrower or related tenant cures such delinquency and makes two (2) successive monthly payments on a timely basis, including any related grace period.
Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.
Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon two or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
Development Property. Any Real Estate owned or acquired by the Borrower or its Subsidiaries and on which such Person is pursuing construction of one or more buildings for use as a Medical Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Borrower or its Subsidiaries. Such Real Estate shall remain a Development Property until construction is complete and a final certificate of occupancy has been issued, and all necessary licenses and permits have been issued for its intended operations.
Directions. See §14.14.
Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT or any of its Subsidiaries now or hereafter outstanding. Payments made with respect to the foregoing from any Subsidiary of the Borrower to, directly or indirectly, the Borrower or REIT shall be excluded from this definition.
Dollars or $. Dollars in lawful currency of the United States of America.
Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.
EBITDA. With respect to a Person with respect to any period (without duplication): Net Income (or Loss) of such Person, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (or Loss)): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and distributions to minority owners).
EBITDAR. For a Mortgaged Property that is a Seniors Housing Leased Asset, the sum of (a) EBITDA of the tenant or Operator of such Seniors Housing Leased Asset plus (b) all Rent due and payable by such tenant or Operator, minus (c) the greater of (i) actual property management expenses of such Seniors Housing Leased Asset, and (ii) an amount equal to five percent (5%) of the gross revenues from such Seniors Housing Leased Asset during the applicable period. EBITDAR shall be calculated based upon a trailing two (2) quarter basis (annualized). For any of the foregoing assets that have been owned for less than two (2) full quarters, such calculation shall be based on a trailing one (1) quarter basis (annualized to a two (2) quarter basis) building until a trailing two (2) quarter basis is achieved. Any variation in the foregoing calculation must be approved by the Required Lenders.
Eligible Real Estate. Real Estate which at all times satisfies the following requirements:
(a)    which (except with respect to a Borrowing Base Loan) is wholly-owned in fee by the Borrower or a Subsidiary Guarantor (or leased by the Borrower or a Subsidiary Guarantor under a Ground Lease with at least thirty (30) years remaining on its term);
(b)    which is located within the contiguous forty-eight (48) States of the continental United States or the District of Columbia;
(c)    which is improved by an income-producing Medical Property;
(d)    as to which all of the representations set forth in §6 of this Agreement and in the other Loan Documents concerning such Borrowing Base Asset and Real Estate are true and correct;
(e)    which (except with respect to a Borrowing Base Loan), with respect to such parcel of Real Estate that is leased to a single Operator, shall have a lease term of at least five (5) years remaining at the Maturity Date (including for the purposes hereof any remaining extension option available to Borrower);
(f)    which (except with respect to a Borrowing Base Loan) shall have had a minimum average occupancy (which for SNFs shall be based on number of beds and for ILFs, ALFs and MCCs shall be based on number of units) of at least eighty percent (80%) for the three (3) month period prior to the time of inclusion of such Real Estate in the calculation of Borrowing Base Availability;
(g)    which is not subject to any Lien other than as permitted in §8.2(i), (viii) and (ix) (except with respect to a Borrowing Base Loan, the Lien of the Borrowing Base Loan Documents evidencing the Borrowing Base Loan);
(h)    as to which (i) such proposed Borrowing Base Asset shall be in compliance in all material respects with all applicable Healthcare Laws and Environmental Laws, (ii) the Borrower, such Subsidiary Guarantor or the Operators have all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Borrowing Base Asset, and (iii) the Operators of such proposed Borrowing Base Asset shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs.
(i)    as to which the Agent has received and approved all Eligible Real Estate Qualification Documents required by the Agent, or will receive and approve them prior to inclusion of such Real Estate in the calculation of the Borrowing Base Availability ; and
(j)    as to which, notwithstanding anything to the contrary contained herein, but subject to §5.3, the Required Lenders have approved for inclusion in the calculation of the Borrowing Base Availability.
Eligible Real Estate Qualification Documents. See Schedule 5.3 attached hereto.
Eligible Tenant. A tenant in Eligible Real Estate that satisfies each of the following requirements at all times: (a) such tenant is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization; (b) such tenant complies with the requirements of §7.20(a)(v); and (c) such tenant’s principal office is located in the United States. For the avoidance of doubt, Eligible Tenants may with the written approval of Agent include Subsidiaries of REIT used in a RIDEA structure (provided that no separate consent of Agent for a RIDEA structure shall be required if such structure is in place as of the time a Mortgaged Property is first accepted in the Collateral) or other Affiliates of REIT or any of its Subsidiaries.
Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
Environmental Laws. As defined in the Indemnity Agreement.
Environmental Reports. See §6.19.
EPA. See §6.19(b).
Equity Interests. With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.
Equity Offering. The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to REIT or any one or more of its Subsidiaries in their respective Subsidiaries).
Equity Percentage. The aggregate ownership percentage of REIT or its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate.
ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.
ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.
Event of Default. See §12.1.
Excluded FATCA Tax. Any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.
Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
Extension Request. See §2.12(a)(i).
FATCA. Sections 1471 through 1474 of the Internal Revenue Code.
Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
Fee Owner. The applicable owner of the fee interest in a Mortgaged Property which is a Borrowing Base Asset that is subject to a Ground Lease.
Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.
GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.
Governmental Authority. Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi‑governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.
Ground Lease. Any ground lease approved by the Agent pursuant to which the Borrower or a Subsidiary Guarantor leases a Mortgaged Property which is a Borrowing Base Asset.
Ground Lease Default. See §6.33(d).
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantor. Collectively, REIT and each Additional Guarantor, and individually any one of them.
Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by REIT and each Additional Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance reasonably satisfactory to the Agent.
Hazardous Substances. As defined in the Indemnity Agreement.
Healthcare Investigations. Any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of the Borrower, any Subsidiary Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, any Medicaid Integrity Contractor, any Recovery Audit Contractor, any Program Safeguard Contractor, any Zone Program Integrity Contractor, any Medical Fraud Control Unit, any Attorney General, any Department of Insurance, the Office of Inspector General, the Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).
Healthcare Laws. All applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Borrowing Base Assets or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, (commonly referred to as the “PPACA”), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law”, and 31 U.S.C. Section 3729-33, commonly referred to as the “False Claims Act”.
Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.
HIPAA. The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
HIPAA Compliance Date. See §7.15(b).
HIPAA Compliance Plan. See §7.15(b).
HIPAA Compliant. See §7.15(b).
ILF. Independent living facility.
Increase Notice. See §2.11(a).
Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violations of “special purpose entity” covenants, voluntary or involuntary bankruptcies and other similar exceptions to recourse liability until a claim is made in writing with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture only to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).
Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and the Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws, such agreement to be in the form of Exhibit M attached hereto, with such changes thereto as Agent may reasonably require as a result of state law or practice.
Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such insurance, proceeds, damages and claims.
Insurer. Any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.
Intangible Assets. Assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs, but excluding such intangibles booked in connection with real estate acquisitions with above or below market rents.
Intangible Liabilities. Liabilities that are considered to be intangible liabilities under GAAP.
Interest Expense. With respect to any period, with respect to REIT and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of REIT and its Subsidiaries, on a Consolidated basis, during such period (including interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Unconsolidated Affiliates of REIT and its Subsidiaries. Interest Expense shall not include capitalized interest funded under a construction loan by an interest reserve.
Interest Payment Date. As to each Base Rate Loan, the first day of each calendar month during the term of such Loan, the date of any prepayment of such Loan or portion thereof and on the Maturity Date. As to each LIBOR Rate Loan, the last day of each Interest Period therefor, the date of any prepayment of such Loan or portion thereof and on the Maturity Date; provided, however, if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, interest shall also be payable with respect to such LIBOR Rate Loans on the day that is three (3) months from the beginning of such Interest Period.
Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;
(ii)    if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;
(iii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(iv)    no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.
Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof until such Investment is fully written off by such Person.
IPA. Investment Program Association.
Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.
Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement, the Cash Collateral Agreement and the Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.
KeyBank. As defined in the preamble hereto.
Land Assets Land to be developed as a Medical Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
Leases. Leases, licenses and occupancy agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
Lease Summaries. Summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to the Agent.
Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.
Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.
Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.
Letter of Credit Commitment. An amount equal to Five Million and No/100 Dollars ($5,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.
Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under §2.10.
Letter of Credit Request. See §2.10(a).
LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by the Agent described above no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.
Lien. See §8.2.
Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Security Documents, the Subordination of Management Agreement, the Subordination of Advisory Fees and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.
Loan Request. See §2.7.
Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.
Major Lease. A Lease pursuant to which the tenant thereunder leases forty percent (40%) or more of the Net Rentable Area of either a Mortgaged Property or the Eligible Real Estate securing a Borrowing Base Loan, as the context requires. For purposes of determining whether a Lease is a Major Lease, Leases to the applicable tenant or any Affiliate thereof shall be aggregated.
Management Agreements. Agreements to which any Person that owns a Mortgaged Property is a party, whether written or oral, providing for the management of the Mortgaged Property or any of them.
Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of REIT and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or, unless solely due to the action or inaction of the Agent or a Lender, the creation, perfection and priority of any Liens of the Agent in the Collateral; or (d) the rights or remedies of the Agent or the Lenders thereunder.
Maturity Date. November 13, 2016, as such date may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
MCC. Memory care or Alzheimer centers.
Medical Property. Single or multi-tenant facilities consisting of MOBs, ILFs, ALFs, SNFs and MCCs.
Medicaid. The medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.
Medicare. The health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.
MFFO. With respect to REIT and its Subsidiaries for any period, MFFO shall be derived from Net Income (or Loss) on a Consolidated basis as follows: (a) Net Income (or Loss) on a Consolidated basis, excluding any gain (losses) from sales of property, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect funds from operations on the same basis, the foregoing calculations made in accordance with NAREIT protocols for the determination of NAREIT funds from operations; and (b) such result further adjusted for the following items included in the determination of Net Income (or Loss): acquisition fees and expenses; non-cash amounts relating to straight line rents and amortization of above or below market and in-place intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; non-recurring impairments of real estate-related investments; realized gains or losses included in Net Income (or Loss) from the early extinguishment of debt or sale of hedges, foreign exchange, securities and other derivative holdings except where trading of such holdings is a fundamental attribute of the business plan of the REIT; unrealized gains (losses) from fair value adjustments on real estate securities, including commercial mortgage-backed securities and other securities, interest rate swaps and other derivatives not deemed hedges and foreign exchange holdings; adjustments related to contingent purchase price obligations; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis, the foregoing calculations made in accordance with IPA protocols for the determination of IPA modified funds from operations, plus (c) Interest Expense of REIT and its Subsidiaries, plus (d) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates.
MOB. Medical office building.
Moody’s. Moody’s Investor Service, Inc.
Mortgaged Property or Mortgaged Properties. At the time of determination, the Eligible Real Estate owned or leased pursuant to a Ground Lease approved by the Agent, by a Borrower or a Subsidiary Guarantor that is security for the Obligations pursuant to the Mortgages.
Mortgage Note Receivables. A mortgage loan on a Medical Property, and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.
Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from the Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Agent and the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Agent and the Lenders), as the same may be modified or amended, pursuant to which a Borrower or a Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of any Eligible Real Estate, as security for the Obligations, each such Mortgage to be in the form of Exhibit L attached hereto, with such changes as Agent may reasonably require as a result of state law or practice or type of asset.
Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.
Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
Net Offering Proceeds. The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith.
Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the gross revenues from the ownership and/or operation of such Real Estate for such period received in the ordinary course of business from tenants paying rent (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent and any non-recurring fees, charges or amounts) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of REIT and its Subsidiaries, any property management fees, in each case, in connection with such Real Estate), minus (c) the greater of (i) actual property management expenses of such Real Estate, and (ii) an amount equal to five percent (5%) (or three percent (3%) with respect to an MOB) of the gross revenues from such Real Estate (provided that if a Mortgaged Property (other than an MOB) is fully leased under a single triple net lease or Operators’ Agreement, no management fee for such Mortgaged Property shall be deducted pursuant to clause (c) of this definition when calculating Net Operating Income), minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of payment for a period in excess of thirty (30) days beyond the due date or other material obligations under their Lease for a period in excess of thirty (30) days, or with respect to Leases as to which the tenant or any guarantor thereunder is subject to any Insolvency Event; provided, however, that straight line leveling adjustments required under GAAP and amortization of deferred market rent into income pursuant to FAS 141 shall be excluded from the calculation of Net Operating Income. Such Person’s Equity Percentage in the Real Estate referred to above of its Unconsolidated Affiliates shall, as applicable, be included in the determination of Net Operating Income. For the avoidance of doubt, in any case in which a Seniors Housing Leased Asset is leased by a Borrower or Subsidiary Guarantor to an unaffiliated third party, Net Operating Income shall be the rent paid to Borrower and such Subsidiary Guarantor under such lease for the applicable period net of any applicable expenses. In the event that a Mortgaged Property is owned by Borrower or a Subsidiary Guarantor and operated under a RIDEA structure, the Net Operating Income of the Operator shall be the applicable Net Operating Income used for the purposes hereof. Net Operating Income shall be calculated based upon a trailing two (2) quarter basis (annualized). For any Mortgaged Properties that have been owned for less than two (2) full quarters, such calculation shall be based on a trailing one (1) quarter basis (annualized to a two (2) quarter basis) building until a trailing two (2) quarter basis is achieved. For any and all Mortgaged Properties acquired during the month that is the subject of the calculation and which do not have historical Net Operating Income, Net Operating Income shall be calculated on a pro forma rolling quarterly basis (annualized to a two (2) quarter basis), as approved by Agent (that is, determined on a pro forma basis as if such Real Estate was owned on the first day of said quarter prior to multiplying the results of said quarter), beginning with the quarter that is the subject of the calculation. Any variation of the foregoing must be approved by the Required Lenders.
Net Rentable Area. With respect to any Real Estate, the floor area of any Buildings available for leasing to tenants determined in accordance with the most recent Rent Roll received by the Agent for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.
Non-Consenting Lender. See §18.8.
Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.
Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non‑recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non‑Recourse Exclusions until a claim is made with respect thereto in writing, and then such Indebtedness shall not constitute Non‑Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non‑Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross‑defaulted and cross‑collateralized with the loans to such other Single Asset Entities.
Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.
Notice. See §19.
Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the Closing Date or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
Off-Balance Sheet Obligations. Liabilities and obligations of REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33‑8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 C.F.R. pts. 228, 229 and 249).
Operator(s). The Property Manager of a Mortgaged Property which is a Borrowing Base Asset, the tenant under a Major Lease, the property sublessee and/or the operator under any Operators’ Agreement, in each case, approved by the Agent as required by this Agreement and any successor to such Operator approved by the Agent. If, with respect to any Mortgaged Property which is a Borrowing Base Asset, there exists a Property Manager, Operator, and/or one or more tenants under a Major Lease and a property sublessee, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.
Operators’ Agreements. Collectively, each property management agreement, a Major Lease and/or another similar agreement regarding the management and operation of the Mortgaged Property which is a Borrowing Base Asset between the Borrower or a Subsidiary Guarantor, on the one hand, and an Operator, on the other hand.
Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.
Potential Collateral. Any (a) Real Estate of the Borrower or a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders, and the completion and delivery of Eligible Real Estate Qualification Documents as required by the Agent, or (b) Borrowing Base Loan.
Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the REIT or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities (provided that Preferred Distribution shall include scheduled redemptions that do not constitute balloon, bullet or similar redemptions in full).
Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
Prepayment. Any voluntary or involuntary payment or prepayment of principal of a Borrowing Base Loan or any other event (including, without limitation, a casualty to or condemnation of a property subject to a Borrowing Base Loan) resulting in a prepayment of a Borrowing Base Loan, or any other recovery or monetary return by or for Borrower or a Subsidiary Guarantor, whether directly or otherwise, with respect to a Borrowing Base Loan.
Primary Licenses. With respect to any Mortgaged Property which is a Borrowing Base Asset or Person operating all or a portion thereof, the CON, permit or license to operate as a medical office, acute surgery center, long-term care center, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.
Property Manager. A manager of Medical Properties approved by Agent, such approval to not be unreasonably withheld.
Real Estate. All real property, including, without limitation, the Mortgaged Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.
Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non‑Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto.
Register. See §18.2.
REIT. NorthStar Healthcare Income, Inc., a Maryland corporation.
REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.
Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.
Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.
Rent. As of any date of determination and for any given period, all base rent and additional rent paid by tenants or other occupants of a Medical Property.
Rent Roll. A report prepared by the Borrower showing for each Mortgaged Property which is a Borrowing Base Asset, its occupancy, lease expiration dates, lease rent and other information, including, without limitation, identification of vacant units, market rents and residents subsidized by Medicare and Medicaid, in substantially the form presented to the Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.
Representative. See §14.16.
Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that (i) if there are only three (3) or fewer Lenders, Required Lenders shall mean all Lenders that are Non-Defaulting Lenders and (ii) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.
Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Commitment to be made by the Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).
Revolving Credit Notes. See §2.1(b).
RIDEA. The REIT Investment Diversification and Empowerment Act of 2007.
S&P. Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc.
SEC. The federal Securities and Exchange Commission.
Security Documents. Collectively, the Joinder Agreements, the Assignments of Documents, the Mortgages, the Assignments of Leases and Rents, the Cash Collateral Agreements, the Indemnity Agreement, the Guaranty, the UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.
Seniors Housing Leased Assets. All ILFs, ALFs, MCCs and SNFs leased under a single triple net lease or Operator’s Agreement (but excluding RIDEA structures.)
Shareholders’ Equity. As of any date of determination, consolidated stockholders’ equity of the REIT and its Subsidiaries, as determined in accordance with GAAP.
Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non‑Recourse Indebtedness (except for Non‑Recourse Exclusions).
SNF. Skilled nursing facility.
State. A state of the United States of America and the District of Columbia.
State Regulator. See §7.15(a).
Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, the Borrower or a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.
Subordination of Advisory Fees. The Subordination of Advisory Fees dated as of the date hereof and entered into among the Agent, REIT, and the Advisor evidencing the subordination of the advisory fees payable to the Advisor to the Obligations, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
Subordination of Management Agreement. An agreement pursuant to which a Property Manager of a Mortgaged Property which is a Borrowing Base Asset subordinates its rights (except, with respect to a manager that is not an Affiliate of REIT or Advisor, as to its right to payments of fees and reimbursement of expenses) under a Management Agreement to the Loan Documents, such agreement to be in the form and substance reasonably satisfactory to Agent.
Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of REIT.
Subsidiary Guarantor. Each Additional Guarantor.
Survey. An instrument survey of each parcel of Real Estate prepared by a registered land surveyor, certified to Agent, which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the relevant Title Policy, shall show that all buildings and structures are within the lot lines of such Real Estate and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not such Real Estate is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or, if requested by Agent, wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.
Swing Loan. See §2.5(a).
Swing Loan Commitment. An amount equal to Five Million and No/100 Dollars ($5,000,000), as the same may be changed from time to time in accordance with the terms of this Agreement.
Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.
Swing Loan Note. See §2.5(b).
Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Mortgaged Property which is a Borrowing Base Asset, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
Third-Party Payor Programs. Any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, in which the Borrower, any Subsidiary Guarantor or any Operator may elect to participate with respect to any Mortgaged Property which is a Borrowing Base Asset.
Titled Agents. The Arranger or any syndication or documentation agent.
Title Insurance Company. Any title insurance company or companies approved by the Agent and the Borrower.
Title Policy. With respect to each parcel of Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Mortgaged Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgaged Property, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the Closing Date, the initial Total Commitment is Twenty-Five Million and No/100 Dollars ($25,000,000.00), and is subject to increase to $100,000,000.00 pursuant to §2.11.
TRICARE. The health care program maintained by the United States of America for its uniformed service members, retirees and their families.
Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.
Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person and is not subject to any Lien, claim, cash trap, restriction, escrow or reserve. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.
Wholly-Owned Subsidiary. As to the Borrower, any Subsidiary of the Borrower that is directly or indirectly owned one hundred percent (100%) by the Borrower.

§1.2	Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification of such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting.
(g)    The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)    Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    In the event of any change in GAAP or IPA protocols for the determination of IPA modified funds from operations after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting or protocol change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
(l)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the REIT or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof
(m)    To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document are expressly qualified by “Material Adverse Effect” or any other materiality qualifier, then the additional qualifier “in all material respects” contained in §§2.12(a)(iv), 2.13(c)(iii), 5.3(a)(v), 10.8 and 11.2 shall not apply with respect to any such representations and warranties.

§2.	THE CREDIT FACILITY.

§2.1	Revolving Credit Loans.
(n)    Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the lesser of (i) Borrowing Base Availability and (ii) the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Commitment Percentage of the Commitments and the principal face amount of its Revolving Credit Note.
(o)    The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2	[Intentionally Omitted.]

§2.3
Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans, during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swing Loans during such quarter to (b) the Total Commitment (other than Commitments made by a Defaulting Lender), and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.35%, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25%. The facility unused fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.

§2.4
Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Commitment at any time existing under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loan Commitment and Letter of Credit Commitment. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.5	Swing Loan Commitment.
(a)    Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base Availability. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §§10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable on the date five (5) days after the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before such date. A Swing Loan may not be refinanced with another Swing Loan.
(b)    The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.
(c)    The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $250,000.00 or an integral multiple of $100,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(a) and (b). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time) on the requested Drawdown Date.
(d)    The Swing Loan Lender shall, within five (5) days after the Drawdown Date with respect to such Swing Loan, request each Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Lenders that such Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §§12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Line Lender just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.
(e)    If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.
(f)    Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.
(g)    Each Lender’s obligation to fund a Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non‑purchasing Lender, thereby making such Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.6	Interest on Loans.
(a)    Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.
(b)    Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.
(c)    The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7
Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (a) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (b) a certification by an Authorized Officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $250,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $250,000.00 or an integral multiple of $100,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§2.8	Funds for Loans.
(a)    Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §§10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.
(b)    Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9
Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, (c) acquisitions of fee simple ownership of Real Estate or Real Estate subject to a Ground Lease or Mortgage Note Receivables, and (d) general corporate and working capital purposes.

§2.10	Letters of Credit.
(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of the Total Commitment and the Borrowing Base Availability, (iv) the conditions set forth in §§10 and 11 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending two (2) years after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to the Agent and the Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.
(b)    Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(c)    The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
(d)    Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
(e)    Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender an administrative charge of $250 for its own account, and shall also pay (i) to the Issuing Lender for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit. Such fees described in clauses (i) and (ii) above shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of written demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.
(f)    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).
(g)    If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
(h)    Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
(i)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(j)    The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11	Increase in Total Commitment.
(a)    Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option, at any time and from time to time, before the Maturity Date to obtain one or more increases in the Total Commitment to an aggregate amount of not more than $100,000,000.00 by giving written notice to the Agent (each, an “Increase Notice”; and the amount of such requested increase is a “Commitment Increase”); provided that any such individual increase must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof unless otherwise approved by the Agent in its reasonable discretion. Upon receipt of any Increase Notice, the Agent shall consult with the Arranger and shall notify the Borrower of the amount of the facility fees requested to be paid to any Lenders who increase their respective Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to the Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so requested, the Agent shall send a notice to all Lenders (each, an “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to increase its Commitment upon such terms shall provide the Agent with a written commitment letter specifying the amount of such increase which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Borrower, the Agent and the Arranger shall jointly determine. If the increases to the Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arranger or the Borrower may accept the amount of the Commitment Increase offered and/or may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to the Agent, the Arranger and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (each, a “Commitment Increase Date”). In no event shall any Lender be obligated to increase its Commitment.
(b)    On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. Each increase in the Total Commitment shall also result in a proportionate increase (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loan Commitment and Letter of Credit Commitment (but not to exceed the Commitment of the Lender acting as the Swing Loan Lender and Issuing Lender), and the Borrower shall execute and deliver to the Agent a new Swing Loan Note for the Swing Loan Lender so that the principal amount of the Swing Loan Note shall equal the Swing Loan Commitment. On any Commitment Increase Date, each of those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.
(c)    Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent a new Revolving Credit Note for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment. The Agent shall deliver such replacement Revolving Credit Note to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, and that they do not constitute a novation, shall be dated as of the applicable Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes. Simultaneously with such increase, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.
(d)    Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:
(i)    Payment of Activation Fee. The Borrower shall pay (A) to the Agent and the Arranger those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment, or increasing their respective Commitment, may require to increase the aggregate Commitment that have been required by such Lenders and accepted by Borrower in accordance with §2.11(a), which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and
(ii)    No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and
(iii)    Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; it being agreed that any representation or warranty which by its terms was made as of a specified date shall be required to be true and correct only as of such specified date; and
(iv)    Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require in its reasonable discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are incurred by the Agent, the Arranger or the Lenders in connection with such increase;
(v)    Other. The Borrower shall satisfy such other conditions to such increase as the Agent may require in its reasonable discretion.

§2.12	Extension of Maturity Date.
(a)    The Borrower shall have the one-time right and option to extend the Maturity Date to November 13, 2017, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:
(i)    Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred fifty (150) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.
(ii)    Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to twenty-five (25) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.
(iii)    No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.
(iv)    Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) (it being agreed that any representation or warranty which by its terms was made as of a specified date shall be required to be true and correct only as of such specified date).
(v)    Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and Lenders such additional opinions, consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any other reasonable fees, taxes, charges or expenses which are required to be paid in connection with such extension.

§2.13	Defaulting Lenders.
(a)    If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).
(b)    Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to purchase or initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d). No such assignment shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender.
(c)    During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §§10 and 11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date (it being agreed that any representation or warranty which by its terms was made as of a specified date shall be required to be true and correct only as of such specified date), and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (a) the Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.
(e)    Within five (5) Business Days of demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swing Loan Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender and/or the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.
(f)    (1)    Each Lender that is a Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.
(i)    Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.
(ii)    With respect to any facility unused fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.
(g)    If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.

§3.1
Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2	Mandatory Prepayments.
(a)    If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base Availability, then the Borrower shall, within ten (10) Business Days of such occurrence, cure such excess by providing sufficient additional Borrowing Base Assets in accordance with the terms of this Agreement or paying the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.
(b)    In the event there shall have occurred any Prepayment which individually or in the aggregate exceeds $250,000.00, Borrower shall, within two (2) Business Days of receipt of such payment, pay the amount of such Prepayment to the Agent for the account of the Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7; provided that on or before each January 1, April 1, July 1 and October 1, Borrower shall pay the amount of any Prepayment not already required by this §3.2(b) to have been paid, to the Agent for the account of the Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7.
(c)    In the event there shall have occurred a casualty or Taking with respect to any Mortgaged Property and the Borrower or any Subsidiary Guarantor is required to repay the Loans pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loans within one (1) Business Day after the date of receipt by Borrower, such Subsidiary Guarantor or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3	Optional Prepayments.
(a)    The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.
(b)    The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4
Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §§3.2 and 3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5	Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §§3.2 and 3.3 or otherwise prior to the Maturity Date may be reborrowed as provided in §2.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1	Conversion Options.
(d)    The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $250,000.00 or an integral multiple of $100,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $250,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $250,000.00 or an integral multiple of $100,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.
(e)    Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(f)    In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.

§4.2
Fees. The Borrower agrees to pay to KeyBank, the Agent and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain Agreement Regarding Fees dated as of the date hereof among the Borrower, KeyBank and the Arranger (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3	Funds for Payments.
(h)    All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.
(i)    All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender and any Excluded FATCA Tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The obligation of the Lenders under this §4.3(b) shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent. Without limitation of this §4.3(b), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such forms and documentation prescribed by applicable law (including prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and/or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Code. If any Governmental Authority asserts that the Agent or the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only) did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent and/or the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only) therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent or by the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only) under this §4.3, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent and the Borrower (as to the Borrower, with respect to Excluded FATCA Taxes only). The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.
(j)    Each Lender organized under the laws of a jurisdiction outside the United States (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.3(b). In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.3(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.
(k)    The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such circumstance or happening under this clause (xiii) shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.4
Computations. All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5
Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give written notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders in writing.

§4.6
Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give written notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7
Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon written demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8
Additional Costs, Etc.. Notwithstanding anything herein to the contrary, if after the date hereof the adoption or taking effect of any law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law)), any change in any law or in the administration, interpretation or application thereof, or the making or issuance of any request, guideline or directive (whether or not having force of law), shall:

(k)    subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or
(l)    materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or
(m)    impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
(n)    impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or
(iii)    to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of written demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Such additional amounts shall not be recoverable to the extent that they have accrued or relate to a period more than one hundred eighty (180) days prior to the date of such demand. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9
Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower in writing thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined within fifteen (15) days of written demand by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. No such amounts shall be recoverable to the extent that they have accrued or relate to a period more than one hundred eighty (180) days prior to the date of such demand. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10
Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11
Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, at the option of the Required Lenders, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus four percent (4%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and at the option of the Issuing Lender the fee payable with respect to Letters of Credit shall be increased to a rate equal to four percent (4%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days after the date when due (excluding amounts due at the Maturity Date).

§4.12
Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon the written request of either of them.

§4.13
Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14
Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within sixty (60) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within such sixty (60) day period, to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.	COLLATERAL SECURITY; GUARANTORS.

§5.1
Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2	Appraisal.
(l)    The Agent shall on behalf of the Lenders obtain current Appraisals of each of the Mortgaged Properties, provided that such Appraisals shall be obtained not more frequently than once every twenty-four (24) months as to a particular Mortgaged Property. In any such case, said Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Mortgaged Properties, and the Borrower shall pay to Agent within ten (10) days after written demand all reasonable costs of such Appraisals.
(m)    Notwithstanding the provisions of §5.2(a), the Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Mortgaged Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default. The reasonable out-of-pocket expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to the Agent within ten (10) days after written demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Mortgaged Property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months if no Event of Default exists.
(n)    The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3	Addition of Borrowing Base Assets.
(e)    The Borrower shall have the right, subject to the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Borrowing Base Availability. In the event the Borrower desires to add additional Potential Collateral to the Borrowing Base Availability as aforesaid, the Borrower shall provide written notice to the Agent of such request. No Potential Collateral shall be included in the calculation of the Borrowing Base Availability unless and until the following conditions precedent shall have been satisfied:
(i)    if such Potential Collateral is to be a Mortgaged Property, such Potential Collateral shall be Eligible Real Estate, or if such Potential Collateral is to be a Borrowing Base Loan, such Borrowing Base Loan shall be secured by Eligible Real Estate and Borrower or a Subsidiary Guarantor shall own all right, title and interest in such loan. Each Mortgaged Property and Borrowing Base Loan shall be owned by a Wholly-Owned Subsidiary or Borrower; provided that notwithstanding the foregoing, a Mortgaged Property may be owned by a non-Wholly-Owned Subsidiary of the Borrower with the approval of the Required Lenders and compliance with §5.5 by the owner thereof, which approval may be granted, withheld or conditioned in the sole and absolute discretion of the Required Lenders (which may include, without limitation, approval of the owner of the interest not owned by Borrower, the nature of such interest and the rights associated therewith, and the terms of the applicable organizational documents);
(ii)    if such Potential Collateral is not owned by the Borrower, said owner shall have executed a Joinder Agreement and satisfied the conditions of §5.5;
(iii)    prior to or contemporaneously with such addition, the Borrower shall have submitted to the Agent a Borrowing Base Certificate, prepared on a pro forma basis and adjusted to give effect to such addition, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;
(iv)    the Borrower or the Subsidiary Guarantor which is the owner of the Potential Collateral shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;
(v)    after giving effect to the inclusion of such Potential Collateral, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of a Borrowing Base Asset in the calculation of the Borrowing Base Availability, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under §9.1 or §9.8), and the Agent shall have received a certificate of the Borrower to such effect;
(vi)    notwithstanding anything in this Agreement to the contrary, if the Real Estate to be included as a Mortgaged Property will have a Subsidiary of Borrower as the Operator pursuant to a RIDEA structure, such Subsidiary shall also be required to become a Subsidiary Guarantor by executing a Joinder Agreement and satisfying the conditions of §5.5, and by executing and delivering to Agent such Eligible Real Estate Qualification Documents, subordination agreements or other pledges with respect to such Subsidiary as Agent may require; and
(vii)    the Required Lenders shall have consented to the inclusion of such Real Estate or Borrowing Base Loan as a Borrowing Base Asset, which consent may be granted in the Lenders’ sole and absolute discretion and if such asset is a Borrowing Base Loan, the Agent may condition such approval upon the execution and delivery by Borrower of such supplemental representations, warranties and covenants relating to such Borrowing Base Loan as may be required by the Agent.
(f)    Borrower may, at its option, obtain preliminary approval of the Required Lenders of Potential Collateral by delivering to the Agent and each of the Lenders the following with respect to such Potential Collateral:
(i)    a narrative description of the Real Estate, the improvements thereon and the tenants, Leases, and Operator relating to such Real Estate, including, without limitation, the type of Medical Property or Medical Properties located on such Real Estate, a description of the unit mix, scheduled rents and ancillary fees, market rents and any residents that are subsidized by State or federal programs, building age, fire protection attributes (such as sprinkler systems) and emergency call system of such real estate and a monthly occupancy history for the preceding twelve (12) month period, a schedule of real estate assets operated or managed by such Operator and, if requested by Agent, such Operator’s most recent audited and interim financial statements, and if the proposed Borrowing Base Asset is a Borrowing Base Loan, a summary of the terms of such Borrowing Base Loan;
(ii)    current rent rolls, historic operating statements and operating and capital budgets (if available), and projected operating and near-term capital expenditure budgets for such Real Estate reasonably satisfactory to the Required Lenders;
(iii)    a current environmental report, a current engineering report and similar information reasonably satisfactory to the Required Lenders; and
(iv)    a certification of Borrower that such Real Estate or Borrowing Base Loan will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate or a Borrowing Base Loan, as Collateral) each of the other conditions to the acceptance of Real Estate or a Borrowing Base Loan as Collateral. The Lenders shall have ten (10) Business Days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Potential Collateral. In the event that a Lender shall fail to respond to Agent indicating its granting or denial of preliminary approval within ten (10) Business Days of receipt of the foregoing items, such Lender shall be deemed to have granted preliminary approval of such Potential Collateral. Agent shall notify Borrower if and when the Required Lenders have granted such preliminary approval. In the event that the Required Lenders grant such preliminary approval, Borrower and Guarantors shall satisfy the remaining requirements to the acceptance of such Collateral as provided in §5.3(a). Such Real Estate or Borrowing Base Loan shall not be included in the calculation of the Borrowing Base Availability until the requirements of §5.3(a) are satisfied.

§5.4
Release of Borrowing Base Assets. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall release a Mortgaged Property or Borrowing Base Loan from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower in connection with a sale or other permanent disposition or refinancing of such Borrowing Base Asset or pursuant to §12.2(b) subject to and upon the following terms and conditions:

(a)    the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than five (5) days prior to the date on which such release is to be effected;
(b)    the Borrower shall submit to the Agent with such request a Compliance Certificate and Borrowing Base Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;
(c)    all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;
(d)    the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;
(e)    the Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenants set forth in §§3.2, 7.20, 9.1 or 9.8 shall occur; and
(f)    without limiting or affecting any other provision hereof, any release of a Borrowing Base Asset will not cause the Borrower to be in violation of the restrictions set forth in the definition of Borrowing Base Availability or the covenants set forth in this Agreement.

§5.5
Additional Guarantors. In the event that the Borrower shall request that a Mortgaged Property of a Wholly Owned Subsidiary of the Borrower (or such other Person approved pursuant to §5.3(a)(i)) or a Borrowing Base Loan of a Wholly-Owned Subsidiary of the Borrower be included as a Borrowing Base Asset as contemplated by §5.3 and such Mortgaged Property or a Borrowing Base Loan is included as a Borrowing Base Asset in accordance with the terms hereof, the Borrower shall, as a condition to such Mortgaged Property or a Borrowing Base Loan being included as a Borrowing Base Asset, cause each such Wholly-Owned Subsidiary (or such other Person as to a Mortgaged Property approved pursuant to §5.3(a)(i)), and any other Subsidiary of Borrower which owns an interest in such Wholly-Owned Subsidiary (or such other Person approved pursuant to §5.3(a)(i)), as the case may be, to execute and deliver to the Agent a Joinder Agreement, and such Wholly Owned Subsidiary or Subsidiaries (or such other Person approved pursuant to §5.3(a)(i)), as applicable, shall become a Guarantor hereunder and thereunder. Each such Person shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as the Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6
Release of Certain Guarantors. In the event that all Mortgaged Properties and Borrowing Base Loans owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement and the other Loan Documents. The provisions of this §5.6 shall not apply to Borrower or REIT.

§5.7
Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrower and Guarantors (other than with respect to obligations that survive termination of this Agreement), provided that Agent has not received a notice from the “Representative” (as defined in §14.16) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof

§6.	REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1	Corporate Authority, Etc..
(o)    Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and with its tax return for calendar year 2013, and thereafter will elect REIT status. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where a Mortgaged Property owned by it or the property subject to a Borrowing Base Loan owned by it is located (in each case only to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.
(p)    Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where a Mortgaged Property owned by it or the property subject to a Borrowing Base Loan owned by it is located (in each case only to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
(q)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.
(r)    Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2
Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those obtained, the filing of the Security Documents in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC.

§6.3
Title to Properties. Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the REIT and its Subsidiaries as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject only to Permitted Liens.

§6.4
Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow as of the Balance Sheet Date certified by an Authorized Officer of REIT, and (b) certain other financial information relating to the Borrower, the Guarantors and the Collateral, including, without limitation, the Borrowing Base Assets. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the Consolidated results of the operations of REIT and its Subsidiaries for such periods. As of the Closing Date, there are no liabilities, contingent or otherwise (other than with respect to Non-Recourse Exclusions as to which no claim has been made), of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5
No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no change in the financial condition, operations or business of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows as of the Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of REIT, its Subsidiaries or any of the Borrowing Base Assets from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operations or financial condition of REIT and its Subsidiaries, considered as a whole, or of any of the Borrowing Base Assets.

§6.6
Franchises, Patents, Copyrights, Etc.. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 hereto or in any Mortgage accepted after the Closing Date, none of the Mortgaged Properties which are Borrowing Base Assets are owned or operated by the Borrower or any Guarantor under or by reference to any trademark, trade name, service mark or logo, and none of such trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6 or in any Mortgage accepted after the Closing Date.

§6.7
Litigation. Except as stated on Schedule 6.7, as of the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of the Borrower, any Guarantor or any of their respective Subsidiaries or to the Borrower or any Guarantor’s knowledge and operator of any Medical Property, is the subject of an audit by a Governmental Authority or, to the Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.

§6.8
No Material Adverse Contracts, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9
Compliance with Other Instruments, Laws, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10
Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, as of the Closing Date, there are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction. Except as set forth on Schedule 6.10, as of the Closing Date, there are no audits pending or to the knowledge of the Borrower threatened in writing with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for REIT is 27-3663988, and the taxpayer identification number for the Borrower is 27-3684434.

§6.11	No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12
Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13
Setoff, Etc.. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of their Subsidiaries or Affiliates or, to the knowledge of the Borrower, any other Person.

§6.14
Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with any Affiliate which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15
Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of REIT or any of its Subsidiaries, including, without limitation, any Borrowing Base Asset, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16
Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Collateral, including, without limitation, the Borrowing Base Assets (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17
Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. As of the Closing Date, the principal place of business of the Borrower is 399 Park Avenue, 18th Floor, New York, NY 10022.

§6.18
Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19
Environmental Compliance. The Borrower has obtained and provided to the Agent, or in the case of Mortgaged Properties acquired after the date hereof will obtain and provide to the Agent, written environmental site assessment reports of the Environmental Engineer, which reports shall be in form and substance reasonably satisfactory to the Agent (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Mortgaged Properties, the Borrower makes the following representations and warranties:

(a)    None of the Borrower, the Guarantors or their respective Subsidiaries nor any Operator of any such Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Mortgaged Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Mortgaged Property.
(b)    None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Mortgaged Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Mortgaged Property.
(c)    (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants and Operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or Operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws (excluding those which have been remediated in compliance with applicable Environmental Law and are subject to a no further action letter or its equivalent); (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate (excluding those which have been remediated in compliance with applicable Environmental Law and are subject to a no further action letter or its equivalent); (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate (excluding those which have been remediated in compliance with applicable Environmental Law and are subject to a no further action letter or its equivalent) which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off‑site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to any Real Estate (other than the Mortgaged Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).
(d)    none of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.
(e)    There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Mortgaged Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Mortgaged Property.
(f)    There has been no claim by any party in writing that any use, operation, or condition of a Mortgaged Property has caused any material nuisance or any other material liability or adverse condition on any other property, nor is there any basis for such a claim.

§6.20
Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the Closing Date, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the Closing Date, all of the Unconsolidated Affiliates of the REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. As of the Closing Date, no Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21
Leases. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Mortgaged Property required to be delivered as a part of the Eligible Real Estate Qualification Documents. An accurate and complete Rent Roll for each Mortgaged Property as of the date of inclusion of each Mortgaged Property in Borrowing Base Availability with respect to all Leases of any portion of the Mortgaged Property has been provided to the Agent. The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Mortgaged Property and in the Building relating thereto. Except as reflected on such Rent Roll or on Schedule 6.21 no tenant under any Lease of any portion of the Mortgaged Property is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. Except as set forth in Schedule 6.21, the Leases of each Mortgaged Property are, as of the date of addition of the applicable Mortgaged Property in the calculation of Borrowing Base Availability, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 6.21, as of the date of addition of the applicable Mortgaged Property to the calculation of Borrowing Base Availability, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. Except as reflected in Schedule 6.21, as of the date of addition of the applicable Mortgaged Property to the calculation of Borrowing Base Availability, no property, other than the Mortgaged Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.22
Property. Except as set forth on Schedule 6.22 and the property condition reports for the Mortgaged Properties or other written disclosures delivered to the Agent in connection with the addition of Mortgaged Properties, (i) all of the Mortgaged Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) each Mortgaged Property, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.22, Environmental Laws), (iii) all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Mortgaged Properties are installed to the property lines of the Mortgaged Properties through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which, as applicable, the applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, (iv) the streets abutting the Mortgaged Properties are dedicated and accepted public roads, to which the Mortgaged Properties have direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Mortgaged Properties have direct access approved by the Agent and with respect to which, as applicable, the applicable Mortgage creates a valid and enforceable first lien, (v) sufficient private ways providing access to the Mortgaged Properties are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles, (vi) there are no delinquent real estate or other taxes or assessments on or against any of the Mortgaged Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (vii) each Mortgaged Property asset is separately assessed for purposes of real estate tax assessment and payment, (viii) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Mortgaged Property, (ix) none of the Mortgaged Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty, (x) none of the Borrower or the Guarantors has received any outstanding written notice from any insurer or its agent requiring performance of any work with respect to any of the Mortgaged Property or canceling or threatening to cancel any policy of insurance with respect thereto, and each of the Mortgaged Properties complies with the material requirements of all of the Borrower’s, and Guarantors’ insurance carriers, (xi) no person or entity has any right or option to acquire any Mortgaged Property or any Building thereon or any portion thereof or interest therein, (xii) neither the Borrower nor any Guarantor is a party to any Management Agreements or Operators’ Agreements for any of the Mortgaged Properties except as has been delivered to the Agent, (xiii) there are no material defaults or material claims in respect of any Mortgaged Property or its operation by any party to any service agreement that has had or could be reasonably expected to have a Material Adverse Effect or Management Agreement or Operators’ Agreement, and (xiv) there are no material agreements not otherwise terminable upon thirty (30) days’ notice pertaining to any Mortgaged Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or, as applicable, the Title Policies.

§6.23	Brokers. None of REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24
Other Debt. As of the Closing Date, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth all mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the Closing Date with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has notified the Agent of such documents and provided the Agent with such true, correct and complete copies thereof if such documents have not been filed with the SEC.

§6.25
Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26
No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

§6.27
No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28
Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29
Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30
Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

§6.31
OFAC. None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.32	Healthcare Representations.
(a)    Each Operator and Mortgaged Property (i) is in conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Mortgaged Properties where Operator is required by applicable laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in material and substantial compliance with all other applicable laws including, without limitation, (A) Healthcare Laws, (B) licensure requirements, (C) staffing requirements, (D) health and fire safety codes, including quality and safety standards, (E) those relating to the prevention of fraud and abuse, (F) Third Party Payor program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities, including those relating to the Mortgaged Properties’ physical structure, environment, quality and adequacy of medical care and licensing, and (H) those related to reimbursement for the type of care or services provided by Operators with respect to the Mortgaged Properties. There is no existing, pending or, to the Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any Governmental Authority or third-party payor under a Third-Party Payor Program, other than those which have been disclosed to the Agent, if any.
(b)    All Primary Licenses and Permits necessary for using and operating the Mortgaged Properties are held by the Borrower, the applicable Subsidiary Guarantor, or the applicable Operator, as required under applicable law, and are in full force and effect. To the extent applicable, the Borrower or a Subsidiary Guarantor will be listed on the Primary Licenses and Permits.
(c)    Except as set forth on Schedule 6.32 hereof, with respect to any of the Mortgaged Properties or any of the Operators, there are no Healthcare Investigations or any other inquiries, investigations, probes, audits, reviews or proceedings by any Governmental Authority or any Third Party Payor Program or notices thereof (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Mortgaged Property for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications, or (iv) to result in any material civil or criminal penalty or remedy, or (v) to result in the appointment of a receiver.
(d)    With respect to any Mortgaged Property or any Operator, except as set forth on Schedule 6.32, (i) there are no presently existing circumstances that would result or likely would result in a material violation of any Healthcare Law, (ii) no Mortgaged Property or Operator has received a notice of violation at a level that under applicable law requires the filing of a plan of correction, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Mortgaged Property or Operator, (iii) no Operator currently has any violation imposed, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any Mortgaged Property, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority or Third Party Payor Program, and (iv) there have been no violations threatened in writing against any Mortgaged Property’s, or to the Borrower’s knowledge, any Operator’s, certification for participation in Medicare, Medicaid or any other Third-Party Payor Programs that remain open or unanswered that are, in each case of clauses (i) through (iv), reasonably likely to result in a Material Adverse Effect.
(e)    With respect to any Mortgaged Property or any Operator, there are no current, pending or outstanding Governmental Authority or Third-Party Payor Program reimbursement audits, appeals, reviews, suspensions or recoupment efforts actually pending against any Mortgaged Property or any Operator that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on the Borrower, any Guarantor or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Third Party Payor Programs.

§6.33	Ground Lease.
(a)    Each Ground Lease contains the entire agreement of the Borrower or the Subsidiary Guarantors and the applicable owner of the fee interest in such Mortgaged Property (the “Fee Owner”), pertaining to the Mortgaged Property covered thereby. The Borrower and the Subsidiary Guarantors have no estate, right, title or interest in or to the Mortgaged Property except under and pursuant to the Ground Lease. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been provided to Agent or recorded in the applicable real estate records and referenced in the Title Policy for such Mortgaged Property.
(b)    The applicable Fee Owner is the exclusive fee simple owner of the Mortgaged Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy for such Mortgaged Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.
(c)    There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.
(d)    Each Ground Lease is in full force and effect and no breach or default or event (after giving effect to any notice and cure period) under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Borrower or a Subsidiary Guarantor or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date of acceptance of such Real Estate as a Mortgaged Property and neither Borrower nor any Subsidiary Guarantor is required to pay any deferred or accrued rent after the date of acceptance of such Real Estate as a Mortgaged Property under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.
(e)    The Borrower or applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.

§7.	AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is Outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1
Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2
Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 399 Park Avenue, 18th Floor, New York, NY 10022, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3
Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, which consent shall not be unreasonably withheld, (x) other than as required by applicable law or GAAP, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§7.4	Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance reasonably satisfactory to the Agent:
(a)    within ten (10) days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer of the REIT, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by Grant Thornton LLP or a nationally recognized accounting firm reasonably approved by the Agent and who shall have authorized REIT to deliver such financial statements and certifications thereof to the Agent and the Lenders; provided, that Borrower shall be deemed to have satisfied the foregoing requirements if the REIT’s 10-K for the applicable year has prior to the date set forth above been filed with the SEC and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to Agent without charge, and the delivery date therefor shall be deemed to be the first day on which such 10-K is available to Agent on such site;
(b)    within ten (10) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments); provided, that Borrower shall be deemed to have satisfied the foregoing requirements if the REIT’s 10-Q for the applicable quarter has prior to the date set forth above been filed with the SEC and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to Agent without charge, and the delivery date therefor shall be deemed to be the first day on which such 10-Q is available to Agent on such site;
(c)    simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), a statement (a “Compliance Certificate”) certified by an Authorized Officer of REIT in the form of Exhibit H hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. The Borrower shall submit with the Compliance Certificate (i) a Borrowing Base Certificate in the form of Exhibit G attached hereto (a “Borrowing Base Certificate”) pursuant to which the Borrower shall calculate the amount of the Borrowing Base Appraised Value Limit, Borrowing Base Mortgage Loan Amount, Debt Service Coverage Amount, Debt Yield and the Borrowing Base Availability as of the end of the immediately preceding calendar quarter, and (ii) a calculation of the Borrowing Base Availability for Seniors Housing Leased Assets together with such supporting information as Agent may reasonably request (including financial statements of the applicable tenant or Operator). All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable. Such Borrowing Base Certificate shall specify whether there are (i) any defaults under Leases at a Mortgaged Property which would cause such Mortgaged Property to cease to qualify as a Borrowing Base Asset, (ii) Delinquent Loans or (iii) Defaulted Loans;
(d)    simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a Rent Roll for each of the Mortgaged Properties as of the end of each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Mortgaged Properties for each such calendar quarter and year to date and a consolidated operating statement for the Mortgaged Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to the Agent), (iii) a copy of each Lease or amendment to any Lease entered into with respect to a Mortgaged Property during such calendar quarter (including the fourth calendar quarter in each year), (iv) financial information from each tenant of a Mortgaged Property reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants described in such certificate, and (v) other evidence reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants described in such certificate;
(e)    simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement listing the following to the extent not specifically identified in such financial statements (i) the Real Estate owned by REIT and its Subsidiaries (or in which REIT or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and whether such Real Estate constitutes a Land Asset or a Development Property, (ii) listing the Indebtedness of REIT and its Subsidiaries (excluding Indebtedness of the type described in §§8.1(a) through 8.1(d) and 8.1(f)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness, and (iii) performance data with respect to the Borrowing Base Loans and associated collateral, including, without limitation, outstanding principal balances, any Delinquent Loans or Defaulted Loans, Prepayments in whole or in part, status of leasing or occupancy and the existence of any material defaults or delinquencies under Major Leases or other Operators’ Agreements;
(f)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports, proxy statements and all other information sent to the owners of the Borrower or REIT;
(g)    promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and REIT;
(h)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly, special (8-K) or other reports or information that REIT or any of its Subsidiaries shall file with the SEC; provided, that Borrower shall be deemed to have satisfied the foregoing requirements if such statements and reports have been filed with the SEC and are available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to Agent without charge, and the delivery date therefor shall be deemed to be the first day on which such statements and reports are available to Agent on such site;
(i)    notice of any audits pending or threatened in writing with respect to any tax returns filed by REIT or any of its Subsidiaries promptly following written notice of such audit;
(j)    upon the request of Agent, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Mortgaged Properties which are Borrowing Base Assets;
(k)    [Reserved];
(l)    within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion; and
(m)    from time to time, such other financial data and information in the possession of REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting REIT or any of its Subsidiaries) as the Agent may reasonably request.
Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to the Agent and the Lenders, provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof. Upon the request of the Agent, the Borrower shall deliver paper copies thereof to the Agent and the Lenders. The Borrower authorizes the Agent and the Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases the Agent and the Lenders from any liability in connection therewith (provided that the foregoing shall not be deemed a release of the requirements of §18.7).

§7.5	Notices.
(o)    Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent describing the notice or action and the nature of the claimed default.
(p)    Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) a Mortgaged Property which is a Borrowing Base Asset, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) the Agent’s liens or security title on the Collateral pursuant to the Security Documents.
(q)    Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to any Borrowing Base Asset, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.
(r)    Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days after any judgment not covered by insurance, whether final or otherwise, against the REIT or any of its Subsidiaries in an amount in excess of $1,000,000.00.
(s)    Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material written notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Ground Lease.
(t)    ERISA. The Borrower will give notice to the Agent within five (5) Business Days after REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any written notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any written notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.
(u)    Notices of Default Under Leases. The Borrower will give notice to the Agent in writing within five (5) Business Days after the Borrower or any Guarantor (i) receives notice from a tenant under a Major Lease of a Borrowing Base Asset of a default by the landlord under such Major Lease, or (ii) delivers a notice to any tenant under a Major Lease of a Borrowing Base Asset of a default by such tenant under a Major Lease.
(v)    Governmental Authority Notices. The Borrower will give notice to the Agent within five (5) Business Days of receiving any documents, correspondence or written notice from any Governmental Authority that regulates the operation of any Mortgaged Property which is a Borrowing Base Asset where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on any Borrowing Base Asset, the Borrower, any Guarantor or any operator or tenant of any Borrowing Base Asset.
(w)    Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6	Existence; Maintenance of Properties.
(e)    Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation and (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). REIT shall at all times comply with all requirements and applicable laws and regulations necessary to have REIT Status and beginning with calendar year 2014 and continuing thereafter shall continue to receive REIT Status. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.
(f)    The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

§7.7	Insurance; Taking.
(b)    The Borrower and each Subsidiary Guarantor will, at its expense, procure and maintain for the benefit of the Borrower, each such Subsidiary Guarantor and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, providing the following types of insurance covering each Mortgaged Property:
(i)    “Cause of Loss-Special Form” property insurance (including broad form flood, broad form earthquake, and comprehensive boiler and machinery coverages) on each Building and the contents therein of the Borrower and Guarantors in an amount not less than one hundred percent (100%) of the full replacement cost of each such Building and the contents therein of the Borrower and Guarantors or such other amount as the Agent may approve, with deductibles not to exceed $500,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may reasonably require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and Guarantors without deduction for physical depreciation thereof;
(ii)    During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Mortgaged Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
(iii)    Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;
(iv)    Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Mortgaged Property for a twelve (12) month period;
(v)    Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence or claims made basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Mortgaged Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage and medical payments;
(vi)    During the course of construction or repair of any improvements on the Mortgaged Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance (including completed operations coverage) naming Borrower as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;
(vii)    Employer’s liability insurance with respect to the Borrower’s employees (or if the Borrower have no employees, with respect to the employees of the managers under the Management Agreements);
(viii)    Umbrella liability insurance with limits of not less than $5,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;
(ix)    Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Mortgaged Property with limits as required by applicable law (or if Borrower have no employees, for all employees of the managers under the Management Agreements);
(x)    If Borrower, a Guarantor or an Operator of a Mortgaged Property is providing care, professional medical liability coverage for such Person with limits of not less than $1,000,000.00; and
(xi)    Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Mortgaged Property.
The Borrower shall pay all premiums on insurance policies. The insurance policies with respect to all Mortgaged Property provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii), and (iv) above shall name the Agent as mortgagee and lender loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower shall deliver certificates of insurance evidencing all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Not less than ten (10) days prior to the expiration date of the policies, as the same may be reduced by Agent, the Borrower shall deliver to the Agent evidence of continued coverage, as may be reasonably satisfactory to the Agent, and within five (5) Business Days after the renewal date of such policies, the Borrower shall deliver a certificate of insurance to Agent, in form and substance reasonably satisfactory to the Agent.
(c)    All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Real Estate for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Real Estate or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Mortgaged Property, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail; provided, however, that only ten (10) days prior written notice to Agent shall be required if such cancellation or termination is due to non-payment of any insurance premium, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.
(d)    The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Mortgaged Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7, including, without limitation, the Agent’s reasonable determination based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.
(e)    All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Real Estate is located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X”.
(f)    Neither the Borrower nor any Guarantor shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.
(g)    In the event of any loss or damage to or Taking of any Mortgaged Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier and the Agent. Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies or as a result of a Taking, to appear in and prosecute any action arising from such insurance policies or as a result of a Taking, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds and Condemnation Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $1,000,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim. The Borrower and each Guarantor further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Mortgaged Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Mortgaged Property and the Obligations as they become due during the course of reconstruction or repair of the Mortgaged Property and to reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Mortgaged Property, and upon completion of such reconstruction or repair to pay any excess Insurance Proceeds to the Borrower, provided that (i) upon completion of such reconstruction or repair, such Mortgaged Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including, without limitation, all building and zoning laws, ordinances and regulations and (ii) no Defaults or Events of Default exist or are continuing under this Agreement on the date of such payment to the Borrower.
(h)    Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the Mortgaged Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s reasonable discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed fifty percent (50%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Mortgaged Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) if such Real Estate is an MOB, the Borrower or such Guarantor shall have delivered to the Agent written agreements binding upon not less than eighty percent (80%) of the tenants or other parties having present or future rights to possession of any portion of the affected Mortgaged Property or having any right to require repair, restoration or completion of the Mortgaged Property or any portion thereof (determined by reference to those tenants or other occupants that in the aggregate occupy or have rights to occupy not less than eighty percent (80%) of the Net Rentable Area of the Building), agreeing upon a date for delivery of possession of the Mortgaged Property or their respective portions thereof, to permit time which is sufficient in the reasonable judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence reasonably satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the exhaustion of expiration of any rental loss insurance coverage, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Agent, and (ix) with respect to any Taking, (a) the value of the land taken under such condemnation is less than $750,000.00; (b)  less than five percent (5%) of the land is taken; (c) the land that is taken is located along the perimeter or periphery of the land; (d) access to the Mortgaged Property is not adversely affected in any way by the Taking; (e) no portion of the improvements are taken, and (x) the Agent shall receive evidence reasonably satisfactory to it that once the Mortgaged Property has been reconstructed or repaired, and each of the other conditions set forth in this clause (g) have been satisfied, the Borrower will be in compliance, on a pro forma basis, with the covenants set forth in §9.1 and §9.8. Any excess Insurance Proceeds shall be paid to the Borrower, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Mortgaged Property is sold or the Mortgaged Property is acquired by the Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies to the extent that they relate to Mortgaged Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of the Mortgaged Property.
(i)    The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate other than the Mortgaged Property in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.
(j)    Borrower and Guarantors may satisfy the insurance requirements set forth in this §7.7 if the tenant or Operator of a Mortgaged Property maintains the specified coverages required by this §7.7 and otherwise satisfies each other requirement of this §7.7.
(k)    The Borrower and the Guarantors will provide to the Agent for the benefit of the Lenders Title Policies for all of the Mortgaged Properties of such Person.

§7.8
Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Borrowing Base Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral not consisting of Permitted Liens and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP (or if such aggregate amount so contested relates to a Mortgaged Property and equals or exceeds $500,000, then Borrower shall have deposited with Agent as additional Collateral adequate reserves (not to exceed the amount of taxes, interest and penalties that may become due) as reasonably determined by Agent); and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to discharge the subject Real Estate from such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Borrower shall deliver to the Agent evidence of payment of taxes, other assessments, levies and charges described in this §7.8 with respect to the Mortgaged Properties not later than ten (10) Business Days prior to the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.

§7.9
Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, upon reasonable prior written notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that the Borrower shall only be required to pay the reasonable out-of-pocket costs related to such visits and inspections made while a Default or an Event of Default shall have occurred and be continuing. The Lenders shall use reasonable efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10
Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, and, to the extent permitted by the terms of the Leases, will cause the Operators of the Mortgaged Properties which are Borrowing Base Assets to, comply in all respects with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws and zoning requirements, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure to so comply with either clause (a) or (e) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11
Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12	Management; Advisor.
(a)    The Borrower shall not and shall not permit any Subsidiary Guarantor to enter into any Management Agreement for any Mortgaged Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated by Borrower or a Subsidiary Guarantor without the Agent’s prior written approval, such approval not to be unreasonably withheld. Notwithstanding the foregoing, the Borrower or applicable Subsidiary Guarantor may terminate a Management Agreement as a result of a material default by the Manager thereunder which is not cured within any applicable grace or notice and cure period provided that a replacement Manager and Management Agreement is approved by Agent within forty-five (45) days of such termination. The Agent may condition any approval of a new manager engaged by the Borrower or a Subsidiary Guarantor or a new Management Agreement with respect to a Mortgaged Property upon the execution and delivery to the Agent of a Subordination of Management Agreement.
(b)    Neither the Borrower nor REIT shall replace the Advisor or terminate the Advisory Agreement, provided that Borrower and REIT may substitute NorthStar Realty Asset Management, LLC or a Wholly-Owned Subsidiary thereof or another Person approved by the Board of REIT and reasonably acceptable to the Required Lenders as Advisor provided that any substitute or replacement Advisor shall have executed and delivered to Agent a Subordination of Advisory Fees substantially in the form delivered by Advisor on the date of this Agreement.

§7.13
Leases of the Property. The Borrower and each Subsidiary Guarantor will give notice to the Agent of any proposed new Major Lease at any Mortgaged Property and shall provide to the Agent a copy of the proposed Major Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Major Lease and such other information as the Agent may reasonably request. Neither the Borrower nor any Subsidiary Guarantor will (a) lease all or any portion of a Mortgaged Property or amend, supplement or otherwise modify or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Major Lease at any Mortgaged Property, or (b) terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of any existing or future Major Lease at any Mortgaged Property, without the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned. To the extent the Agent’s approval or consent is required pursuant to this §7.13, Agent’s approval shall be deemed granted in the event the Agent fails to respond to the Borrower’s request within ten (10) Business Days if (A) Borrower has delivered to Agent and Agent’s Special Counsel the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent does not approve or reject the applicable request within ten (10) Business Days from the date Agent and Agent’s Special Counsel receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., Federal Express) that the same has been delivered.

§7.14
Business Operations. REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither REIT nor the Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Medical Properties.

§7.15	Healthcare Laws and Covenants.
(a)    Without limiting the generality of any other provision of this Agreement, the Borrower and each Subsidiary Guarantor, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of the Borrower or the Subsidiary Guarantors (with respect to its operation of the Mortgaged Properties), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation and registration standards and requirements of the applicable state department of health or other applicable state regulatory agency (each, a “State Regulator”), in each case, as are now in effect and which may be imposed upon the Borrower, a Subsidiary Guarantor or an Operator or the maintenance, use or operation of the Mortgaged Properties or the provision of services to the occupants of the Mortgaged Properties. The Borrower and each Subsidiary Guarantor have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or Third Party Payor Program or otherwise under the Healthcare Laws and there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. The Borrower, the Subsidiary Guarantors and Operators have and will maintain all Primary Licenses and Permits necessary under applicable laws to own and/or operate the Mortgaged Properties, as applicable (including such Primary Licenses and Permits as are required under such Healthcare Laws).
(b)    The Borrower represents that none of the Borrower or any Subsidiary Guarantor is (i) a “covered entity” or “business associate” within the meaning of HIPAA or submits claims or reimbursement requests to Third-Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If the Borrower or any Subsidiary Guarantor at any time becomes a “covered entity”, “business associate” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that the Borrower and each Subsidiary Guarantor, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent the Borrower or any Subsidiary Guarantor are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect the Borrower’s or any Subsidiary Guarantor’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by the Borrower or any Subsidiary Guarantor of the then effective provisions of HIPAA.
(c)    The Borrower shall not, nor shall the Borrower permit any Subsidiary Guarantor to, do (or suffer to be done) any of the following with respect to any Mortgaged Property:
(i)    Transfer any Primary Licenses relating to such Mortgaged Property to any other location;
(ii)    Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without the Agent’s consent, which consent shall not be unreasonably withheld;
(iii)    Transfer all or any part of any Mortgaged Property’s units or beds to another site or location; or
(iv)    Voluntarily transfer or encourage the transfer of any resident of any Mortgaged Property to any other facility (other than to another Mortgaged Property), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at such Mortgaged Property or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the Mortgaged Property.
(d)    If and when the Borrower or a Subsidiary Guarantor participates in any Medicare, Medicaid or other Third-Party Payor Programs with respect to the Mortgaged Properties, the Mortgaged Properties will remain in compliance with all requirements necessary for participation in Medicare, Medicaid and such other Third-Party Payor Programs. If and when an Operator participates in any Medicare, Medicaid or other Third-Party Payor Programs with respect to the Mortgaged Properties, where expressly empowered by the applicable Lease or Operators’ Agreement, the Borrower or such Subsidiary Guarantor, as applicable, shall enforce the express obligation of such Operator (if any) to cause its Mortgaged Property to remain in compliance with all requirements necessary for participation in the Medicare, Medicaid and such other Third-Party Payor Programs. Where expressly empowered by the applicable Lease or Operators’ Agreement, the Borrower or such Subsidiary Guarantor, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Mortgaged Property to remain in conformance in all material respects with all Healthcare Laws, as well as all insurance, reimbursement and cost reporting requirements, and, if applicable, to have such Operator maintain its current provider agreement(s) in full force and effect with Medicare, Medicaid and any other Third Party Payor Programs in which it participates.
(e)    If the Borrower or any Subsidiary Guarantor receives written notice of any Healthcare Investigation after the Closing Date, the Borrower will promptly obtain and provide to the Agent the following information with respect thereto, subject to any limitations imposed under HIPAA or other similar laws concerning the privacy of residents: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

§7.16
Registered Servicemark. Without prior written notice to the Agent, except with respect to the trademarks, tradenames, servicemarks or logos listed on Schedule 6.6 hereto or in any Mortgage with respect to any Mortgaged Property, none of the Mortgaged Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, servicemark or logo. In the event any of the Mortgaged Properties shall be owned or operated under any tradename, trademark, servicemark or logo, not listed on Schedule 6.6 hereto or in any Mortgage with respect to any Mortgaged Property, the Borrower or the applicable Guarantor shall enter into such agreements with the Agent in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require to grant the Agent a perfected first priority security interest therein and to grant to the Agent or any successful bidder at a foreclosure sale of such Mortgaged Property the right and/or license to continue operating such Mortgaged Property under such tradename, trademark, servicemark or logo as determined by the Agent.

§7.17	Ownership of Real Estate.
(a)    Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of REIT or the Borrower in any Real Estate assets now owned or leased or acquired or leased after Closing Date shall be owned or leased directly by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non‑Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).
(b)    The REIT may create a Wholly-Owned Subsidiary of REIT to be the general partner of Borrower, provided that (i) Borrower gives prior written notice thereof to Agent, (ii) such Subsidiary shall remain the sole general partner of Borrower and a Wholly-Owned Subsidiary of REIT, and (iii) simultaneously with such Subsidiary becoming the general partner of Borrower, such Subsidiary shall become a Guarantor hereunder and under the other Loan Document and Borrower shall deliver to the Agent such organizational agreements, resolutions, certificates, consents, opinions and other documents and instruments as the Agent may reasonably require.

§7.18
Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.19
Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§7.20	Borrowing Base Assets.
(a)    The Mortgaged Properties and Borrowing Base Loans included in the calculation of the Borrowing Base Availability shall at all times satisfy all of the following conditions:
(i)    the Mortgaged Properties shall be owned one hundred percent (100%) in fee simple, or leased under a Ground Lease, by the Borrower or a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i) and (ix), and such Mortgaged Properties shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);
(ii)    none of the Mortgaged Properties shall have any title, survey, environmental, structural or other defects except as approved by the Required Lenders;
(iii)    if such Mortgaged Property is held by a Subsidiary Guarantor, the only asset of such Subsidiary Guarantor shall be the Mortgaged Property included in the calculation of the Borrowing Base Availability;
(iv)    each such Mortgaged Property is managed by an Operator under an Operator’s Agreement, each as approved by Agent;
(v)    each Mortgaged Property that is an MOB or is leased to a single Operator shall be leased to an Eligible Tenant, and each such Eligible Tenant under a Lease at such Mortgaged Property must not be past due with respect to any payment obligation more than ninety (90) days, not in default of any other material obligation under its Lease for more than thirty (30) days, and not subject to any Insolvency Event; provided, however, that if such Mortgaged Property is an MOB and a tenant thereof is past due with respect to any payment obligation more than ninety (90) days, in default of any other material obligation for more than thirty (30) days, or subject to an Insolvency Proceeding, such Mortgaged Property may be included in the calculation of the Borrowing Base Appraised Value Limit if such tenant or tenants subject to any of such conditions in the aggregate do not lease more than thirty percent (30%) of the Net Rentable Area of such Mortgaged Property;
(vi)    the Primary License of such Mortgaged Property shall not have been revoked or be the subject of any revocation proceeding or, in with respect to an SNF, the Operator thereof is no longer entitled to reimbursement under Medicare or Medicaid; and
(vii)    if such Borrowing Base Asset is a Borrowing Base Loan, such Borrowing Base Loan shall at all times satisfy all of the following conditions:
(A)    such Borrowing Base Loan is secured by real estate that satisfies the requirements of clauses (b), (c), (d), (g), (h), (i) and (j) of the definition of Eligible Real Estate;
(B)    the real estate subject to the Borrowing Base Loan shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease by the Collateral Borrower, free and clear of all Liens other than the Liens securing the Borrowing Base Loans and other Liens approved in writing by Agent;
(C)    none of the real estate securing the Borrowing Base Loan shall have any material environmental, structural, title or other defects, and not be subject to any condemnation proceeding, that in any event would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such real estate;
(D)    Borrower’s or the applicable Subsidiary Guarantor’s entire interest in the Borrowing Base Loan shall have been assigned to Agent pursuant to the Security Documents and Agent shall have a perfected first priority security interest therein. Without limiting the foregoing, no interest in any Borrowing Base Loan Document shall have been pledged or assigned to any Person other than Agent;
(E)    the Borrowing Base Loan Documents shall be owned one hundred percent (100%) by the Borrower or a Subsidiary Guarantor free and clear of all Liens, other than the Lien in favor of Agent for the benefit of the Lenders and the Lender Hedge Providers, and of any claims or rights of participation of any other Person, and free of any restrictions on transfer, assignment or pledge thereof;
(F)    the Borrowing Base Loan Documents for Borrowing Base Loans shall be in form and substance reasonably satisfactory to Agent;
(G)    the Borrowing Base Loan shall not be a Defaulted Loan or a Delinquent Loan;
(H)    the current principal balance of the Borrowing Base Loan shall not exceed seventy-five percent (75%) of the “as-is” value of the real estate securing such Borrowing Base Loan, as determined by a recent appraisal reasonably satisfactory to Agent (which appraisal shall be delivered to Agent not later than twenty-four (24) months from the date of the last appraisal for such real estate delivered to Agent with respect thereto);
(I)    the Collateral Borrower shall have no Indebtedness other than the Borrowing Base Loan and other Indebtedness applicable to the real estate and of the type permitted under §8.1(c) or (d);
(J)    the Borrowing Base Loan and Borrowing Base Loan Documents shall satisfy each other condition in this Agreement and the other Loan Documents applicable thereto; and
(K)    the Borrowing Base Availability attributable to Borrowing Base Loans shall not at any time be more than twenty-five percent (25%) of the Total Commitment.
(b)    In the event that all or any material portion of any Mortgaged Property included in the calculation of the Borrowing Base Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence reasonably satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Mortgaged Property, then the Agent may in good faith reduce the Borrowing Base Availability attributable thereto based on such damage until such time as the Agent receives evidence reasonably satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.
(c)    Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability unless it subsequently meets the requirements set forth herein or is otherwise approved in writing by the Required Lenders. Within ten (10) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §§5.4, 9.1 and 9.8.

§7.21
Operators’ Agreements. (a) Borrower and each Guarantor shall, (i) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Operators’ Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify Agent in writing of the giving of any written notice of any default by any party under any Operators’ Agreement and (iii) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Operators’ Agreement to which it is a party in a commercially reasonable manner.

(b)    None of the Borrower or the Guarantors shall without Agent’s prior written consent, which consent shall not be unreasonably withheld: (i) enter into, surrender or terminate any Operators’ Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (ii) increase or consent to the increase of the amount of any charges under any Operators’ Agreement to which it is a party; (iii) transfer, assign or encumber any Operators’ Agreement except to Agent pursuant to the Loan Documents; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Operators’ Agreement to which it is a party in any material respect. To the extent the Agent’s approval or consent is required pursuant to this §7.21(b), Agent’s approval shall be deemed granted in the event the Agent fails to respond to the Borrower’s request within ten (10) Business Days if (A) Borrower has delivered to Agent and Agent’s Special Counsel the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent does not approve or reject the applicable request within ten (10) Business Days from the date Agent and Agent’s Special Counsel receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., Federal Express) that the same has been delivered.

§8.	NEGATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1
Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(g)    Indebtedness to the Lenders arising under any of the Loan Documents;
(h)    Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;
(i)    Without limiting Non-Recourse Indebtedness permitted by §8.1(g), current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(j)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(k)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;
(l)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(m)    subject to the provisions of §9, Non-Recourse Indebtedness that is secured by Real Estate or Mortgage Note Receivables (other than the Borrowing Base Assets or interest therein) and related assets; and
(n)    subject to the provisions of §9, Indebtedness that is Recourse Indebtedness (including, without limitation, any completion or other guarantees, whether incurred directly, indirectly or through an Unconsolidated Affiliate) (excluding the Obligations), provided that the aggregate amount of such Indebtedness shall not at any time exceed (i) from the date of this Agreement to and including November 13, 2014, thirty percent (30%) of Consolidated Total Asset Value, (ii) for the period commencing November 14, 2014 to and including November 13, 2015, twenty percent (20%) of Consolidated Total Asset Value, or (iii) commencing November 14, 2015 and continuing thereafter, fifteen percent (15%) of Consolidated Total Asset Value.
Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1 (g) or (h) above shall have any of the Borrowing Base Assets or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, and (ii) none of the Subsidiary Guarantors shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any Non-Recourse Exclusions) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e) and 8.1(f).

§8.2
Restrictions on Liens, Etc.. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) except in a transaction permitted under §8.8, sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(v)    Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;
(vi)    Liens on assets other than (A) the Collateral, (B) Eligible Real Estate, or (C) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor, in respect of judgments permitted by §8.1(e);
(vii)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(viii)    encumbrances on properties other than Mortgaged Properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or any such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;
(ix)    Liens on properties or interests therein (but excluding (A) the Collateral, and (B) any direct or indirect interest in the Borrower, any Subsidiary Guarantor or any Subsidiary of the Borrower or any Subsidiary Guarantor) to secure Indebtedness of Subsidiaries of the Borrower (other than Subsidiary Guarantors) or Borrower permitted by §8.1(g) and §8.1(h);
(x)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(xi)    Liens of Capitalized Leases;
(xii)    Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; and
(xiii)    Liens on a Mortgaged Property expressly permitted under the terms of the Mortgage relating thereto.
Notwithstanding anything in this Agreement to the contrary, no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in (i) with respect to any Subsidiary Guarantor, §§8.2(i), 8.2(vi), 8.2(viii) and 8.2(ix), and (ii) with respect to REIT, §§8.2(i), 8.2(iii), 8.2(vi) and 8.2(vii).

§8.3
Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(n)    marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the REIT or its Subsidiary;
(o)    marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(p)    demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
(q)    commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;
(r)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(s)    repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §§8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and
(t)    shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.
(u)    fee or leasehold interests by the Borrower or its Subsidiaries in Real Estate which is utilized for Medical Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto;
(v)    Subsidiaries that are one hundred percent (100%) directly or indirectly owned by Borrower, which in turn own Investments permitted by this §8.3;
(w)    Land Assets of the Borrower or its Subsidiaries, provided that the aggregate Investment therein shall not exceed five percent (5%) of Consolidated Total Asset Value;
(x)    Mortgage Note Receivables of the Borrower or its Subsidiaries secured by properties of the type described in §8.3(h);
(y)    non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower or its Subsidiaries, which in turn own Investments permitted by this §8.3, provided that the aggregate Investment therein shall not exceed fifteen percent (15%) of Consolidated Total Asset Value; provided, further, that the foregoing proviso shall not apply in the event the Borrower owns ninety percent (90%) or more of such Person and is the controlling member thereof; and
(z)    Development Properties of the Borrower or its Subsidiaries for properties of the type described in §8.3(h), provided that the aggregate construction and development budget for Development Properties (including land) shall not exceed fifteen percent (15%) of Consolidated Total Asset Value.
Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j), (l) and (m) exceed twenty percent (20%) of Consolidated Total Asset Value at any time; provided, however, if REIT owns less than 100% of Borrower, its Investment in Borrower shall not be subject to §8.3(l) or the foregoing limitation (but it shall be subject to the definition of Change of Control).
For the purposes of this §8.3, the Investment of REIT or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s Equity Percentage of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates’ Investments valued in the manner set forth for the determination of Consolidated Total Asset Value, or if not included therein, at the GAAP book value.

§8.4
Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8 or a reorganization permitted by §7.17(b), the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, and (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.5). Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by a transfer of ownership of such Subsidiary or by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.4 and 8.8), and after any such permitted sale, may dissolve.

§8.5
Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§8.6
Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any other Person to, do any of the following: (l) use any of the Mortgaged Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Medical Properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (m) cause or permit to be located on any of the Mortgaged Property any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (n) generate any Hazardous Substances on any of the Mortgaged Property except in compliance with Environmental Laws, (o) conduct any activity at any Mortgaged Property or use any Mortgaged Property in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Mortgaged Property or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (p) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

The Borrower and the Guarantors shall:
(i)    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Mortgaged Properties in violation of applicable Environmental Laws; and
(ii)    if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Mortgaged Properties (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Mortgaged Property by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Properties in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.
(iii)    At any time during the continuation of an Event of Default, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Mortgaged Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Mortgaged Property in violation of Environmental laws, and (B) whether the use and operation of any such Mortgaged Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Mortgaged Property, or that any of the Mortgaged Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Mortgaged Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Mortgaged Property in violation of Environmental Laws and (B) whether the use and operation of such Mortgaged Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Mortgaged Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7	Distributions.
(h)    The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners, in excess of the greater of (i) an amount equal to the regular declared dividends payable to the shareholders of REIT and (ii) Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.
(i)    If a Default or Event of Default shall have occurred and be continuing, the Borrower and REIT shall make no Distributions to their respective partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the REIT, as evidenced by a certification of the principal financial or accounting officer of the REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.
(j)    Notwithstanding the foregoing, at any time when an Event of Default under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8
Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) all or substantially all of their assets or (b) any material asset other than pursuant to a bona fide arm’s length transaction. The foregoing clause (a) shall not prohibit the sale by a Subsidiary of Borrower of all of its assets in the ordinary course of business.

§8.9
Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) during the existence of an Event of Default, modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness.

§8.10
Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall (a) initiate or consent to any zoning reclassification of any of its Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any Mortgaged Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Mortgaged Property.

§8.11
Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.12
Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto and (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13
Equity Pledges. Notwithstanding anything in this Agreement to the contrary, neither the Borrower nor the REIT will create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the REIT in the Borrower or of Borrower in any Subsidiary Guarantor, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.14
Management Fees; Advisory Fees. The Borrower shall not pay, and shall not permit any Guarantor to pay, any management fees or other payments under any Management Agreement for any Mortgaged Property which is a Borrowing Base Asset to the Borrower, any other manager that is an Affiliate of the Borrower, or any advisory fees or other payments to the Advisor, in the event that an Event of Default shall have occurred and be continuing.

§9.	FINANCIAL COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1
Borrowing Base Availability. The Borrower shall not at any time permit the outstanding principal balance of the Revolving Credit Loans, Swing Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base Availability; provided, however, that upon a violation of this §9.1 by the Borrower, no Event of Default shall exist hereunder in the event the Borrower cures such Default by reducing such outstanding principal balance or adding additional Borrowing Base Assets in accordance with the terms of this Agreement within ten (10) Business Days of the occurrence of such event.

§9.2
Consolidated Total Indebtedness to Consolidated Total Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed the following:

Fiscal Quarter ending on or before	Percentage
December 31, 2014	65%
Thereafter	60%

§9.3
Adjusted MFFO to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted MFFO determined for the most recently ended four (4) fiscal quarters to Consolidated Fixed Charges for the most recently ended four (4) fiscal quarters to be less than the following:

Ratio
For the 1st Four Fiscal Quarters ending after the Initial Drawdown Date or Issuance of a Letter of Credit	1.40 to 1
For the 2nd Four Fiscal Quarters ending after the Initial Drawdown Date or Issuance of a Letter of Credit	1.50 to 1
For each Fiscal Quarter Ending Thereafter	1.60 to 1
Notwithstanding the foregoing, until the REIT and its Subsidiaries have four (4) consecutive fiscal quarters of operating results, Adjusted MFFO and Consolidated Fixed Charges shall be determined for the actual periods of operations, annualized in a manner reasonably satisfactory to Agent. As a condition to the initial advance of the Loans or initial issuance of a Letter of Credit, whichever occurs first, Borrower shall submit to Agent a Compliance Certificate indicating compliance with this §9.3 on a pro forma basis after giving effect to such extension of credit.

§9.4
Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $25,000,000, plus (ii) eighty percent (80%) of the sum of any additional Net Offering Proceeds after the Closing Date, provided that in no event shall the Consolidated Tangible Net Worth be required to exceed an amount equal to the product of (x) the Total Commitment (without regard to any termination thereof except pursuant to §2.4) multiplied by (y) 2.5.

§9.5
Equity Raise. The REIT shall raise for each calendar quarter Net Offering Proceeds from sales of Equity Interests in REIT during such quarter in an amount not less than $20,000,000.00 per quarter. At such time as REIT has raised a cumulative One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) of Net Offering Proceeds from the sale of Equity Interests in REIT, the foregoing requirements in this §9.5 shall no longer be in effect.

§9.6	[Intentionally Omitted.]

§9.7
Liquidity. The Borrower shall maintain Consolidated Liquidity at all times of not less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00); provided, however, that from and after the date that the Consolidated Total Asset Value first exceeds One Hundred Million and No/100 Dollars ($100,000,000.00), Borrower shall maintain Consolidated Liquidity at all times of not less than Five Million and No/100 Dollars ($5,000,000.00).

§9.8	Aggregate Occupancy Rate. The Borrower will not at any time permit the Aggregate Occupancy Rate for the Mortgaged Properties to be less than eighty percent (80%).

§10.	CLOSING CONDITIONS.
The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1
Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have receive the fully-executed original of its Note.

§10.2
Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to Borrower or any Guarantor that owns a Mortgaged Property) in which such Mortgaged Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3
Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4
Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5
Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6	Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7
Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8
Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith shall be true and correct in all material respects on the Closing Date.

§10.9
Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s Special Counsel may reasonably require.

§10.10	Searches. The Agent shall have received satisfactory UCC, judgment and bankruptcy searches with respect to the Borrower and Guarantors.

§10.11
Compliance Certificate and Borrowing Base Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein.

§10.12	Reserved.

§10.13
Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14	Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.15	Subordination of Advisory Fees. The Agent shall have received an executed counterpart of a Subordination of Advisory Fees with respect to the Advisory Agreement.

§10.16
Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and/or additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.17
Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1	Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2
Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3
Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§11.4
Endorsement to Title Policy. To the extent the Agent is a beneficiary of any Mortgage, at such times as the Agent shall determine in its discretion prior to each funding, to the extent available under applicable law, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of Credit issued and outstanding (provided that the amount of coverage under an individual Title Policy for an individual Mortgaged Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).

§11.5
Future Advances Tax Payment. To the extent the Agent is a beneficiary of any Mortgage, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Mortgaged Properties is located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Mortgaged Properties located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this §11.5 shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including §15.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC..

§12.1
Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(g)    the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(h)    the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(i)    the Borrower shall fail to perform any term, covenant or agreement contained in §9;
(j)    any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);
(k)    any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(l)    the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other continuing failures to perform as described in §12.1(f), involves (i) singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $5,000,000.00 if the Consolidated Tangible Net Worth (as reported in the most recent Compliance Certificate) is less than $100,000,000.00, or in excess of $10,000,000.00 if the Consolidated Tangible Net Worth (as reported in the most recent Compliance Certificate) is equal to or greater than $100,000,000.00, or (ii) singly or in the aggregate obligations for Non-Recourse Indebtedness totaling in excess of $5,000,000.00 if the Consolidated Tangible Net Worth (as reported in the most recent Compliance Certificate) is less than $100,000,000.00, or in excess of $25,000,000.00 if the Consolidated Tangible Net Worth (as reported in the most recent Compliance Certificate) is equal to or greater than $100,000,000.00;
(m)    any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
(n)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;
(o)    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(p)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate during any twelve (12) month period, exceed $1,000,000.00;
(q)    any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or content the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
(r)    any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;
(s)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(t)    the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;
(u)    any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document;
(v)    the Borrower or any Subsidiary Guarantor abandons all or a portion (other than de minimis portion) of any Borrowing Base Asset;
(w)    any Borrowing Base Asset shall be taken on execution or other process of law (other than by eminent domain) in any action against the Borrower or any Guarantor;
(x)    REIT shall fail to comply at any time with all requirements and applicable laws and regulations necessary to be entitled to qualify for REIT Status or after January 1, 2014 REIT shall fail to comply at any time with all requirements and applicable laws and regulations necessary to maintain REIT Status and subject to §7.6(a) shall continue to receive REIT Status;
(y)    any Change of Control shall occur; or
(z)    an Event of Default under any of the other Loan Documents shall occur;
then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon written demand by the Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in writing in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit.

§12.2	Certain Cure Periods; Limitation of Cure Periods.
(q)    Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§7.4(c), 7.14, 7.17(b), 7.18, 7.19, 7.20, 7.21, 8.1, 8.2, 8.3, 8.4, 8.7 or 8.8 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents: and (iii) no Event of Default shall exist hereunder upon the occurrence of any event described in §§12.1(n), 12.1(p), or 12.1(q) if the Borrower removes the subject Borrowing Base Assets from the calculation of Borrowing Base Availability and the exclusion of the subject Borrowing Base Asset from Borrowing Base Availability does not cause the outstanding principal balance of the Loans and the Letter of Credit Liabilities to exceed the Borrowing Base Availability or if the Borrower eliminates such excess within ten (10) Business Days after such Event of Default by reducing the outstanding Loans and Letters of Credit or providing additional substitute Borrowing Base Assets in accordance with the terms of this Agreement.
(r)    Notwithstanding anything to the contrary set forth herein or in the other Loan Documents, in the event that there shall occur any Default or Event of Default that affects or relates to only certain Borrowing Base Assets or the owner(s) or tenants thereof, (e.g. non-compliance with §7.20 hereof), then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Borrowing Base Assets from the calculation of the Borrowing Base Availability and, if such removal causes the outstanding principal balance of the Loans and the Letter of Credit Liabilities to exceed the Borrowing Base Availability, by reducing the outstanding Loans and Letters of Credit or providing additional substitute Borrowing Base Assets in accordance with the terms of this Agreement so that no Default or Event of Default exists under this Agreement, in which event such removal and reduction or substitution shall be completed within ten (10) Business Days after receipt of written notice of such Default or Event of Default from the Agent.

§12.3
Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders, shall, by written notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4
Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon written demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5
Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)    First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
(b)    Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6	Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.
(b)    Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its reasonable discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.
(d)    If an Event of Default exists, the Required Lenders may, in their reasonable discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.
(f)    The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon written demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.	SETOFF.
Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Notwithstanding the foregoing, each Lender may separately waive in writing any right of setoff against the Obligations it has with respect to any deposit account of Borrower or REIT maintained with such Lender or any other account or property of Borrower or REIT held by such Lender; provided however, that this waiver is not intended, and shall not be deemed, to waive any right of setoff any Lender or Agent has with respect to any account required to be maintained pursuant to this Agreement or any other Loan Document.

§14.	THE AGENT.

§14.1
Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2
Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable out-of-pocket fees and expenses of any such Persons shall be paid by the Borrower.

§14.3
No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4
No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5	Payments.
(c)    A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).
(d)    If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

§14.6
Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7
Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8
The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9
Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10
Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11
Request for Agent Action. The Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) the Borrower and the Subsidiary Guarantors will enter into leases or rental agreements covering Mortgaged Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Mortgaged Property may be subject to a Taking, (c) the Borrower or any Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Mortgaged Properties, or take other actions or enter into other agreements in the ordinary course of business (including, without limitation, Leases and amendments thereto) which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrower and the Subsidiary Guarantors Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as the Agent in its good faith judgment determines are appropriate (the Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to the Agent in connection with any Leases, easements or other agreements affecting the Mortgaged Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.

§14.12
Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.13
Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14
Approvals. If consent of the Lenders or the Required Lenders is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Any Lender’s failure to respond to such a request for a subsequent approval within the required time period shall be deemed to constitute a Direction to take such requested action. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.15
The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16
Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.
The Borrower agrees to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which any Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes due in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all reasonable costs for title insurance premiums, engineer’s fees, environmental reviews and reasonable fees, expenses and disbursements of the counsel to the Agent and the Arranger and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of the Agent and the Arranger incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the review of Leases and related documents, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all reasonable out‑of‑pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable out-of-pocket costs of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all reasonable out-of-pocket costs relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.
The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent, attorney and Affiliate thereof and Person who controls the Agent, or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Borrowing Base Assets, other Real Estate or the Loans, (b) any condition of the Borrowing Base Assets or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Borrowing Base Assets or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1
Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within ten (10) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit I attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment (provided that the Agent shall endeavor to notify Borrower of any such change). In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2
Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3
New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of written notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4
Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

§18.5
Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6	No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7
Disclosure. The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder subject to the requirements of the following sentence. The Agent and each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, Agent or a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of the Agent or a Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by the Agent or a Lender of any Loans or any participations therein (provided such assignees, transferees, or participants agree to be bound by, and such other Persons are advised of, the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over the Agent or a Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, the disclosing Person shall notify the Borrower in writing of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Agent and each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by the Agent or a Lender, or prior to the delivery to the Agent or such Lender is within the possession of the Agent or such Lender if such information is not known by the Agent or such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8
Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is supported by Agent and which requires approval of any one or more Lenders, but is not approved by such Lender(s) (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within sixty (60) days after the date of Borrower’s receipt of written notice of such disapproval by such Non-Consenting Lender (or, if no such notice is received, within ninety (90) days after the date such request was made), the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within such period, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9
Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10	Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES.
Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy, and addressed as follows:
If to the Agent or KeyBank:
KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Charles Cashin
Telecopy No.: (216) 357-6383
With a copy to:
KeyBank National Association
127 Public Square, 8th Floor
Cleveland, OH 44114
Attn: Brandon Taseff
Telecopy No.: (216) 689-5970
and
McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198
If to the Borrower:
NorthStar Healthcare Income Operating Partnership, LP
399 Park Avenue
18th Floor
New York, NY 10022
Attn: Brett Klein, Managing Director
Telecopy No.:
With a copy to:
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, NY 10022
Attn: Ronald J. Lieberman
Executive Vice President and General Counsel
Telecopy No.: (212) 547-2704
and
Frost Brown Todd LLC
301 East Fourth Street, Suite 3300
Cincinnati, Ohio 45202
Attn: Michael O’Grady
Telecopy No.: (513) 651-6981
to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy, is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.
Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§22.	HEADINGS.
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC..
This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER.
The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC..
Except where the Agent is specified as the consenting or approving party or as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, any Guarantor or any Collateral except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.
Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will, at the expense of the holder of such Note, execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arranger and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.
Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.
BORROWER:

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:    NorthStar Healthcare Income, Inc.,
    its general partner

By:  /s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Executive Officer

[Signatures Continued on Next Page]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION,
individually as a Lender and as the Agent

By:      /s/    Amy L. MacLearie
    Name: Amy L. MacLearie
    Title: AVP Senior Closing Officer

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

EXHIBIT G

EXHIBIT H
EXHIBIT I

EXHIBIT J

EXHIBIT K

EXHIBIT L

EXHIBIT M

SCHEDULE 1.1

SCHEDULE 4.3

SCHEDULE 5.3

SCHEDULE 6.3

SCHEDULE 6.5

SCHEDULE 6.6

SCHEDULE 6.7

SCHEDULE 6.10

SCHEDULE 6.14

SCHEDULE 6.20(a)

SCHEDULE 6.20(b)

SCHEDULE 6.21

SCHEDULE 6.22

SCHEDULE 6.24

SCHEDULE 6.32

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT

Exhibit B	FORM OF REVOLVING CREDIT NOTE

Exhibit C	FORM OF SWING LOAN NOTE

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF LETTER OF CREDIT APPLICATION

Exhibit G	FORM OF BORROWING BASE CERTIFICATE

Exhibit H	FORM OF COMPLIANCE CERTIFICATE

Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit J	FORM OF ASSIGNMENT OF DOCUMENTS

Exhibit K	FORM OF ASSIGNMENT OF LEASES AND RENTS

Exhibit L	FORM OF MORTGAGE

Exhibit M	FORM OF INDEMNITY AGREEMENT

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 4.3	ACCOUNTS

Schedule 5.3	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.6	TRADEMARKS, TRADENAMES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(a)	SUBSIDIARIES OF REIT

Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

Schedule 6.21	LEASES

Schedule 6.22	PROPERTY

Schedule 6.24	OTHER DEBT

Schedule 6.32	HEALTHCARE REPRESENTATIONS

§1.	DEFINITIONS AND RULES OF INTERPRETATION 1

§1.1	Definitions 1

§1.2	Rules of Interpretation 34

§2.	THE CREDIT FACILITY 36

§2.1	Revolving Credit Loans 36

§2.2	[Intentionally Omitted.] 37

§2.3	Facility Unused Fee 37

§2.4	Reduction and Termination of the Commitments 37

§2.5	Swing Loan Commitment 38

§2.6	Interest on Loans 40

§2.7	Requests for Revolving Credit Loans 41

§2.8	Funds for Loans 41

§2.9	Use of Proceeds 42

§2.10	Letters of Credit 42

§2.11	Increase in Total Commitment 45

§2.12	Extension of Maturity Date 48

§2.13	Defaulting Lenders 48

§3.	REPAYMENT OF THE LOANS 52

§3.1	Stated Maturity 52

§3.2	Mandatory Prepayments. 52

§3.3	Optional Prepayments 53

§3.4	Partial Prepayments 53

§3.5	Effect of Prepayments 53

§4.	CERTAIN GENERAL PROVISIONS 53

§4.1	Conversion Options 53

§4.2	Fees 54

§4.3	Funds for Payments 54

§4.4	Computations 57

§4.5	Suspension of LIBOR Rate Loans 57

§4.6	Illegality 57

§4.7	Additional Interest 57

§4.8	Additional Costs, Etc. 58

§4.9	Capital Adequacy 59

§4.10	Breakage Costs 60

§4.11	Default Interest; Late Charge 60

§4.12	Certificate 60

§4.13	Limitation on Interest 60

§4.14	Certain Provisions Relating to Increased Costs 61

§5.	COLLATERAL SECURITY; GUARANTORS 61

§5.1	Collateral 61

§5.2	Appraisal 61

§5.3	Addition of Borrowing Base Assets 62

§5.4	Release of Borrowing Base Assets 64

§5.5	Additional Guarantors 65

§5.6	Release of Certain Guarantors 65

§5.7	Release of Collateral 66

§6.	REPRESENTATIONS AND WARRANTIES 66

§6.1	Corporate Authority, Etc. 66

§6.2	Governmental Approvals 67

§6.3	Title to Properties 67

§6.4	Financial Statements 67

§6.5	No Material Changes 67

§6.6	Franchises, Patents, Copyrights, Etc. 68

§6.7	Litigation 68

§6.8	No Material Adverse Contracts, Etc. 68

§6.9	Compliance with Other Instruments, Laws, Etc. 69

§6.10	Tax Status 69

§6.11	No Event of Default 69

§6.12	Investment Company Act 69

§6.13	Setoff, Etc. 69

§6.14	Certain Transactions 69

§6.15	Employee Benefit Plans 69

§6.16	Disclosure 70

§6.17	Trade Name; Place of Business 70

§6.18	Regulations T, U and X 70

§6.19	Environmental Compliance 71

§6.20	Subsidiaries; Organizational Structure 72

§6.21	Leases 72

§6.22	Property 73

§6.23	Brokers 74

§6.24	Other Debt 74

§6.25	Solvency 74

§6.26	No Bankruptcy Filing 75

§6.27	No Fraudulent Intent 75

§6.28	Transaction in Best Interests of the Borrower and Guarantors; Consideration 75

§6.29	Contribution Agreement 75

§6.30	Representations and Warranties of Guarantors 75

§6.31	OFAC 75

§6.32	Healthcare Representations 76

§6.33	Ground Lease 77

§7.	AFFIRMATIVE COVENANTS 78

§7.1	Punctual Payment 78

§7.2	Maintenance of Office 78

§7.3	Records and Accounts 78

§7.4	Financial Statements, Certificates and Information 78

§7.5	Notices 81

§7.6	Existence; Maintenance of Properties 83

§7.7	Insurance; Taking 83

§7.8	Taxes; Liens 89

§7.9	Inspection of Properties and Books 89

§7.10	Compliance with Laws, Contracts, Licenses, and Permits 90

§7.11	Further Assurances 90

§7.12	Management; Advisor 90

§7.13	Leases of the Property 91

§7.14	Business Operations 91

§7.15	Healthcare Laws and Covenants 91

§7.16	Registered Servicemark 93

§7.17	Ownership of Real Estate 94

§7.18	Distributions of Income to the Borrower 94

§7.19	Plan Assets 94

§7.20	Borrowing Base Assets 94

§7.21	Operators’ Agreements 97

§8.	NEGATIVE COVENANTS 98

§8.1	Restrictions on Indebtedness 98

§8.2	Restrictions on Liens, Etc. 99

§8.3	Restrictions on Investments 100

§8.4	Merger, Consolidation 102

§8.5	Sale and Leaseback 102

§8.6	Compliance with Environmental Laws 102

§8.7	Distributions 104

§8.8	Asset Sales 104

§8.9	Restriction on Prepayment of Indebtedness 104

§8.10	Zoning and Contract Changes and Compliance 105

§8.11	Derivatives Contracts 105

§8.12	Transactions with Affiliates 105

§8.13	Equity Pledges 105

§8.14	Management Fees; Advisory Fees 105

§9.	FINANCIAL COVENANTS 106

§9.1	Borrowing Base Availability 106

§9.2	Consolidated Total Indebtedness to Consolidated Total Asset Value 106

§9.3	Adjusted MFFO to Consolidated Fixed Charges 106

§9.4	Minimum Consolidated Tangible Net Worth 107

§9.5	Equity Raise 107

§9.6	[Intentionally Omitted.] 107

§9.7	Liquidity 107

§9.8	Aggregate Occupancy Rate 107

§10.	CLOSING CONDITIONS 107

§10.1	Loan Documents 107

§10.2	Certified Copies of Organizational Documents 107

§10.3	Resolutions 107

§10.4	Incumbency Certificate; Authorized Signers 108

§10.5	Opinion of Counsel 108

§10.6	Payment of Fees 108

§10.7	Performance; No Default 108

§10.8	Representations and Warranties 108

§10.9	Proceedings and Documents 108

§10.10	Searches 108

§10.11	Compliance Certificate and Borrowing Base Certificate 108

§10.12	Reserved 108

§10.13	Consents 109

§10.14	Contribution Agreement 109

§10.15	Subordination of Advisory Fees 109

§10.16	Insurance 109

§10.17	Other 109

§11.	CONDITIONS TO ALL BORROWINGS 109

§11.1	Prior Conditions Satisfied 109

§11.2	Representations True; No Default 109

§11.3	Borrowing Documents 109

§11.4	Endorsement to Title Policy 109

§11.5	Future Advances Tax Payment 110

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC. 110

§12.1	Events of Default and Acceleration 110

§12.2	Certain Cure Periods; Limitation of Cure Periods 113

§12.3	Termination of Commitments 114

§12.4	Remedies 114

§12.5	Distribution of Collateral Proceeds 115

§12.6	Collateral Account 116

§13.	SETOFF 117

§14.	THE AGENT 118

§14.1	Authorization 118

§14.2	Employees and Agents 118

§14.3	No Liability 118

§14.4	No Representations 118

§14.5	Payments 119

§14.6	Holders of Notes 120

§14.7	Indemnity 120

§14.8	The Agent as Lender 120

§14.9	Resignation 120

§14.10	Duties in the Case of Enforcement 121

§14.11	Request for Agent Action 121

§14.12	Bankruptcy 122

§14.13	Reliance by the Agent 122

§14.14	Approvals 122

§14.15	The Borrower Not Beneficiary 123

§14.16	Reliance on Hedge Provider 123

§15.	EXPENSES 123

§16.	INDEMNIFICATION 124

§17.	SURVIVAL OF COVENANTS, ETC. 125

§18.	ASSIGNMENT AND PARTICIPATION 125

§18.1	Conditions to Assignment by Lenders 125

§18.2	Register 126

§18.3	New Notes 127

§18.4	Participations 127

§18.5	Pledge by Lender 127

§18.6	No Assignment by the Borrower 128

§18.7	Disclosure 128

§18.8	Mandatory Assignment 129

§18.9	Amendments to Loan Documents 129

§18.10	Titled Agents 129

§19.	NOTICES 130

§20.	RELATIONSHIP 131

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE 131

§22.	HEADINGS 132

§23.	COUNTERPARTS 132

§24.	ENTIRE AGREEMENT, ETC. 132

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS 133

§26.	DEALINGS WITH THE BORROWER 133

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC. 133

§28.	SEVERABILITY 134

§29.	TIME OF THE ESSENCE 134

§30.	NO UNWRITTEN AGREEMENTS 135

§31.	REPLACEMENT NOTES 135

§32.	NO THIRD PARTIES BENEFITED 135

§33.	PATRIOT ACT 135

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